Exhibit 99.6

ERA Holdings Global Limited

Stock Code : 8043

Annual Report 2010

Contents

CHARACTERISTICS OF THE GROWTH ENTERPRISE MARKET (“GEM”) OF THE STOCK EXCHANGE OF HONG KONG LIMITED (THE “EXCHANGE”)

GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the Main Board and no assurance is given that there will be a liquid market in the securities traded on GEM.

The principal means of information dissemination on GEM is publication on the internet website operated by the Exchange. Listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

Corporate Information

EXECUTIVE DIRECTORS

Emory WILLIAMS (Chairman)

LEE Jong Dae (Vice Chairman)

LI Rubo

Phil Qiu JIN

WANG Fu

INDEPENDENT NON-EXECUTIVE DIRECTORS

JIANG Ming

DONG Xiangge

CHAN Sze Hon

Christopher John PARKER

David Marc BOULANGER

REGISTERED OFFICE

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

British West Indies

HEAD OFFICE AND PRINCIPAL PLACE
OF BUSINESS IN HONG KONG

9th Floor, Shun Ho Tower

24-30 Ice House Street

Central

Hong Kong

HEAD OFFICE IN PRC

7 JinSuo Rd.

High and New Technology Industries Development Zone

Zhengzhou, Henan 450001

People’s Republic of China

COMPANY SECRETARY

LEUNG Ka Wo

COMPLIANCE OFFICER

LEE Jong Dae

AUDIT COMMITTEE

CHAN Sze Hon (Chairman of the Audit Committee)

Christopher John PARKER

David Marc BOULANGER

REMUNERATION COMMITTEE

Emory WILLIAMS

(Chairman of the Remuneration Committee)

CHAN Sze Hon

Christopher John PARKER

David Marc BOULANGER

AUTHORISED REPRESENTATIVES

LEE Jong Dae

LEUNG Ka Wo

AUDITOR

RSM Nelson Wheeler

Certified Public Accountants

29th Floor, Caroline Centre

Lee Gardens Two

28 Yun Ping Road

Hong Kong

COMPLIANCE ADVISER

Partners Capital International Limited

LEGAL ADVISOR

Coudert Brothers in association with

Orrick, Herrington & Sutcliffe LLP

39th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE
IN THE CAYMAN ISLANDS

Bank of Bermuda (Cayman) Limited

P.O. Box 513 GT

Strathvale House

North Church Street

George Town

Grand Cayman

Cayman Islands

British West Indies

BRANCH SHARE REGISTRAR AND TRANSFER OFFICE IN HONG KONG

Hong Kong Registrars Limited

Rooms 1712-1716, 17th Floor

Hopewell Centre

183 Queen’s Road East

Wan Chai

Hong Kong

STOCK CODE

8043

WEBSITE

www.eraholdings.com.hk

Summary Financial Information

The following is a summary of the published consolidated results and balance sheet of the Group prepared on the basis set out in note below:

	Year ended 31 December
	2010	2009	2008	2007	2006
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(restated)	(restated)	(restated)

Turnover	1,768,913	1,404,769	1,108,286	138,156	71,129

Operating profit/(loss)	214,831	177,228	91,673	11,273	(11,759)
Finance costs	(40,953)	(20,066)	(12,765)	(626)	(17)

Profit/(loss) before tax	173,878	157,162	78,908	14,431	(11,776)
Income tax expense	(38,779)	(26,227)	(16,103)	(155)	(300)

Profit/(loss) for the year attributable to owners of the Company	135,099	130,935	62,805	14,276	(12,076)

	At 31 December
	2010	2009	2008	2007	2006
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(restated)	(restated)	(restated)

Total assets	3,381,099	1,635,045	993,948	429,406	44,862
Total liabilities	(2,158,774)	(1,415,353)	(905,191)	(413,887)	(17,051)

Net Assets	1,222,325	219,692	88,757	15,519	27,811

Note:         The figures for the years 2007, 2008, 2009 and 2010 have been prepared as a continuation of the consolidated financial statements of Hong Kong Siwei Holdings Limited, being the acquirer of the Company for accounting purpose in a very substantial acquisition and reverse takeover completed on 30 September 2010, throughout the four years and please refer to note 2 in the Notes to Financial Statements for details. The figures for 2006 are not restated as the cost to produce such information outweighs the benefits.

Chairman’s Statement

To the Shareholders of ERA :

On behalf of the directors (the “Directors”) of ERA Holdings Global Limited (“ERA” or the “Company”) and its subsidiaries (collectively the “Group”), I am pleased to present the annual results for the year ended 31 December 2010.

2010 was an important year for us. On 30 September, as the culmination of many months of work and investment, we arranged a reverse takeover (“RTO”) of ERA by Hong Kong Siwei Holdings Limited. In doing so we successfully completed the transition of ERA from its former business into the mining machinery business. The Company expects soon to change its name to “ERA Mining Machinery Limited”, reflecting our long term focus on this sector.

Combination of the two predecessor companies has been good in several ways. First and foremost, the continued services of all senior management and senior board members from the two companies has added significant talent and experience to our management and Board of Directors along with the benefits of continuity to the operation of the business.

While the RTO transaction was completed too late in 2010 to have much positive impact on the Company’s 2010 results, many goals were achieved during the year:

•                               Net Sales and EBITDA at the Company’s China subsidiary increased by 25.9% and 20.2% respectively;

•                               the Company qualified as an equipment supplier to China’s largest coal mining company; with first deliveries scheduled for 1H, 2011;

•                               the Company was designated as a preferred equipment supplier (for export) to one of the leading global manufacturers of mining equipment and has bid on several international projects;

•                               sales of the Company’s unique patented roof support products exceeded 5% of annual sales for the first time;

•                               to prepare for future expansion, we more than doubled our investment in property, plant and equipment, investing significantly in our Guangwu factory where we are consolidating operations from three manufacturing locations. Physical consolidation of the previous manufacturing activities into the Guangwu site should be complete in 2011, resulting thereafter in substantial cost savings in manufacturing logistics;

•                               net proceeds from the RTO were employed in 4Q 2010 to pay down Company debt and to finance working capital needs; in 1Q, 2011, we secured an additional HK$250,000,000 working capital loan. This additional working capital has enabled us to reduce the prices we pay for steel since late 2010;

•                               we expanded our manufacturing personnel in 2010 by 48% in order to prepare for 2011 opportunities.

Our Board of Directors and management team believe that the Company is poised for growth in 2011 and beyond. In order to promote mine safety and efficiency, the Chinese Government continues to mandate the mechanization of China’s coal mining industry, an initiative in which our hydraulic roof support products play a key role. In March 2011, in line with these government policies, we announced a joint venture with a leading German manufacturer of electro-hydraulic control systems, reinforcing our position as one of China’s leading providers of mine mechanization and automation equipment. We expect to continue this focus throughout 2011 and to explore other opportunities which allow us to leverage our core strengths while increasing the efficiency of our manufacturing operations.

We can succeed only if our customers succeed. We look forward to productive and mutually profitable working partnerships with customers old and new. On behalf of our Board and management team I would like to give sincere thanks to the many employees, customers, shareholders and friends who supported us in 2010. We look forward to working together in the exciting year ahead.

Emory WILLIAMS

Chairman

Hong Kong, 28 March 2011

Management Discussion and Analysis

FINANCIAL PERFORMANCE

Turnover

China’s continued strong economic growth, demand for energy and government policies encouraging coal mine mechanization helped the Group to achieve record sales and earnings. For the year ended 31 December 2010, the Group recorded a turnover of approximately HK$1,769 million, which represents a growth of 25.9% when compared to last year.

Cost of Sales

For the year ended 31 December 2010, cost of sales was approximately HK$1,420 million or 80.3% of turnover compared to HK$1,173 million and 83.5% of turnover in 2009 (restated). Steel represented approximately 80% of the cost of sales for the year, consistent with 2009.

Gross Profit and Gross Margin

The Group’s gross profit for the year ended 31 December 2010 was HK$348.8 million, 50.4% higher in comparison to last year. Gross profit margin increased to 19.7% from 16.5% in the prior year, with margin increases primarily attributable to increase in average selling prices due to the sale of larger units and new patented products.

Selling and Distribution Costs

For the year ended 31 December 2010, the Group incurred selling and distribution costs of approximately HK$104.6 million, an increase of approximately HK$36.9 million or 54.5% when compared to last year. Increases were attributable to increased rates for freight and transportation on higher turnover volume.

Administrative Expenses

For the year ended 31 December 2010, the Group incurred administrative expenses of approximately HK$85.4 million, an increase of approximately HK$47.7 million or 126.5% when compared to last year. While some increase resulted from business expansion, the most significant increases in administrative expenses were principally due to additional salary and benefits of HK$7.0 million, an increase in research and development expenditures and related staff costs of HK$14.4 million, additional depreciation and amortization of HK$4.0 million and fair value changes for the Company’s cross-guarantee of HK$3.6 million.

In order to prepare for potential volume growth, Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd’s (“Zhengzhou Siwei”), a wholly owned subsidiary of the Company, has been hiring and training staff extensively during the year in anticipation of the increasing production and sales capabilities. Salaries and benefits increased 87.7% year on year, with 9.9% of the increase attributable to increases in wages rate and 90.1% attributable to new hires. As of 31 December 2010, over 110 of the new hires had been trained in anticipation of production capacity increases.

As mentioned in the section headed “Business Review”, Zhengzhou Siwei has invested significantly in research and development, adding over 49 new research and development engineers during the year, in order to assist our customers to improve mining safety, efficiency and lessen environmental impact. Additional research and development costs of approximately HK$8.8 million, of which approximately HK$5.4 million represent salary and benefits, was incurred for the year ended 31 December 2010, representing an increase of 54% over last year.

HK$10.8 million of the increase in administrative expenses was due to the fair value change in respect of the Company’s convertible bonds issued in 2008 for the year ended 31 December 2010. The convertible bonds were subsequently fully converted into 49,932,000 ordinary shares on 5 January 2011.

Finance Costs

For the year ended 31 December 2010, the Group incurred finance costs of approximately HK$41.0 million, an increase of approximately HK$20.9 million or 104.1% when compared to last year. In 2010, additional finance costs of HK$11.2 million were incurred in respect of short term bank borrowings as a result of an increase of HK$252.2 million in total borrowings to finance additional working capital and capital expenditures. In addition, bills receivables discounting charges increased by HK$8.1 million when compared to last year.

Net Profit Attributable to Owners of the Company

For the year ended 31 December 2010, the Group’s net profit attributable to owners of the Company was approximately HK$135.1 million, an increase of approximately HK$4.2 million or 3.2% when compared to last year.

EBITDA

Given the Group’s increased financing costs due to continued growth in fixed assets and working capital needs, the management team believes EBITDA (a non HKFRS accounting standard metric comprised of net profit before income tax, net finance costs, depreciation and amortization) is a more realistic metric in terms of analyzing the Group’s results. EBITDA for the year increased by HK$38.9 million, 20.2% higher than 2009.

	Year ended 31 December
	2010	2009	Variance
	HK$’000	HK$’000%
		(restated)

Profit before tax	173,878	157,162	10.6
Depreciation & amortization	20,635	17,251	19.6
Net finance costs	37,053	18,266	102.9

EBITDA	231,566	192,679	20.2

As the Group has invested significantly in fixed assets to expand its production capacity, substantially higher depreciation and amortization was incurred compared to 2009. Moreover, a 83.9% increase in total borrowings resulted in substantially higher financing costs in 2010.

BUSINESS REVIEW

Product

At present, the sole products of principal subsidiary of the Company, Zhengzhou Siwei, are hydraulic roof supports (also referred to as “shields”) and related equipment for underground coal mining. Zhengzhou Siwei designs and manufactures a full range of shields ranging from 0.8 m to 7.3 m in height and from 1,800 KN to 18,000 KN in terms of working resistance. All shields delivered are custom manufactured to the mining requirements of each customer.

During 2010, Zhengzhou Siwei dedicated substantial resources to its research and development capabilities. In addition to many research and development initiatives in production techniques, materials and hydraulics, during the reporting period, Zhengzhou Siwei introduced a number of new products and technologies such as:

•	Large height mine faces	—	A highly technical product for the high-end market, demand for which is increasing.

•	Caving supports with large yield loads	—	Specify to ultra thick coal seam, facilitate mining in ultra thick coal seam, and improve the recovery rate.

•	Roof supports with back-filling capabilities	—	This patented technology, exclusive to Zhengzhou Siwei, offers customers higher mining efficiencies while reducing environmental impact.

•	Large dip angle face supports	—	Specified in coal seams with large dip angles, this improves mining efficiency and safety. This kind of support has a great demand in China.

•	Ultrathin seam mining supports	—

Targeted at highly technical and highly automated thin and ultra thin coal seams, this type of shield supports and fosters fully automated, unmanned mining faces, enabling efficient and safe mining thereof.

Over time, management expects these efforts to enhance profit margins for its current products, to increase sales of new, higher margin products and to result in increased export sales.

Research and Development

Zhengzhou Siwei has invested significantly in research and development in order to assist our customers improve mining safety and efficiency and to mitigate environmental impact. Research and development costs for the year ended 31 December 2010 were approximately HK$15,191,000, of which approximately HK$11,045,000 is included in salary, representing an increase of 54% in comparison to 2009. During 2010, Zhengzhou Siwei expanded the number of engineers in its research and development department by 50. As of 31 December 2010, Zhengzhou Siwei had 91 patents or patents pending.

Distribution

As of 31 December 2010, Zhengzhou Siwei employed eight territorial sales consultants agents and expects the number to increase over time. Continuing enlargement of the sales network will enable Zhengzhou Siwei to build closer working relationships with its customers and to enhance service capabilities.

Market Overview

China’s increasing demand for highly mechanized coal mining equipment has been driven principally by two factors, China’s increasing demand for electricity and government policies directed at improving the safety and efficiency of Chinese mining. These government policies are reflected in the growing consolidation of the small and medium sized coal mines and the mandating of increasingly rigorous safety measures. While growth of new mines may slow during China’s

12th Five Year Plan, management expects intensified comprehensive mechanization in China’s existing and newly consolidated mines. The management expects these factors to continue to result in continued strong short and mid-term growth for China’s mining machinery market.

Expansion of Manufacturing Capabilities and Capacity

Zhengzhou Siwei has been constantly expanding its manufacturing capacity and capabilities. During 2010, most of this expansion has occurred or will occur in Zhengzhou Siwei’s newest Guangwu factory location in Zhengzhou, where Zhengzhou Siwei is consolidating all of its shield manufacturing. Significant additions to manufacturing capacity were made during the year, especially in advanced electro-plating and welding. The management expects to complete its physical consolidation of its former manufacturing facilities.

PROSPECTS

Indicators point to continued strong economic growth in China. Continued initiatives by China’s central government strengthening policies aimed at improving mine safety, efficiency and mitigating environmental impact, requiring mine mechanization and further consolidation of small and medium sized coal mines also bode well for the coal mining industry.

ERA has spent 2010 building the foundations for future growth. Heavy investment in new, efficient manufacturing facilities, in human resources, in improved manufacturing and new products give the board and management reason to believe that they can achieve significant sales growth while improving profitability.

LIQUIDITY AND FINANCIAL RESOURCES

As at 31 December 2010, the Group had cash and cash equivalents of approximately HK$102.7 million (2009 (restated): HK$30.9 million). As at 31 December 2010, the Group had net current assets of approximately HK$415.8 million (2009 (restated): HK$35.8 million). In March, 2011, the Company secured an additional loan of HK$250 million to finance working capital needs.

FOREIGN EXCHANGE EXPOSURE

The Group mainly operates in the PRC. Other than the foreign currency denominated bank deposits, the Group does not have any other material direct exposure to foreign exchange fluctuations. During 2010, though the exchange rates of Renminbi against U.S. dollar and the Hong Kong dollar kept on increasing, the directors of the Company expect that any fluctuation of Renminbi exchange rate will not have material adverse effect on the operation of the Group.

CAPITAL STRUCTURE

The Company was listed on The Growth Enterprise Market of the Stock Exchange of Hong Kong Limited. During the year ended 31 December 2010, the changes of the capital structure of the Company were set out below:

(a)              1,144,000 and 11,000,000 ordinary shares were issued on 5 February and 14 July 2010, respectively, at HK$0.35 per share as the convertible bond holder exercised conversion right to convert the convertible bond into the Company’s ordinary shares.

(b)             On 20 September 2010, the Company and a placing agent entered into a placing agreement in respect of the placement of 1,200,000,000 ordinary shares of HK$0.01 each to independent investors at a price of HK$0.364 per share. The placement was completed on 30 September 2010 and the premium on the issue of shares, amounting to approximately of HK$413,460,000, net of share issue expenses, was credited to the Company’s share premium account.

(c)              On 30 September 2010, the Company issued 572,584 ordinary shares of HK$0.01 each at a price of HK$0.6799 per share to Somerley Limited (“Somerley”) to settle of professional fees of approximately HK$389,000. The premium on the issue of shares, amounting to approximately HK$383,000, net of share issue expenses, was credited to the Company’s share premium account.

(d)             On 30 September 2010, the Company further issued 2,663,230 ordinary shares of HK$0.01 each at a price of HK$0.291 per share to Somerley to settle the professional fees of approximately HK$775,000. The premium on the issue of shares, amounting to approximately HK$748,000, net of share issue expenses, was credited to the Company’s share premium account.

(e)              The consideration of the reverse takeover transaction (the “Transaction”) was satisfied by the allotment and issue of 4,000 million Consideration Shares to Mining Machinery Ltd.. The Transaction was completed on 30 September 2010. For the purpose of accounting, the Consideration Shares are issued at the quoted share price of the Company on the Completion date of HK$0.51 per share, resulting in credits to share capital of the Company of HK$40,000,000 and share premium of HK$2,000,000,000 (Note 35 to the financial statements.)

CHARGES ON THE GROUP’S ASSETS

As at 31 December 2010, the Group’s time deposits of approximately HK$334,109,000 (2009 (restated): HK$93,097,000) were pledged to banks in respect of bank borrowings granted to the Group. In addition, certain amounts of property, plant and equipment, prepaid land lease payments, inventories and trade receivables were pledged to banks for borrowings.

MATERIAL ACQUISITION/DISPOSAL AND SIGNIFICANT INVESTMENTS

Reverse Takeover

As announced by the Company on 30 September 2010, the RTO and share placement have been completed on the same date.

Background on Reverse Takeover

On 9 October 2009, Vasky Energy Limited (“Vasky Energy”), a wholly owned subsidiary of the Company, and Mining Machinery Ltd. (the “Vendor”), a company incorporated in Mauritius, entered into a conditional sale and purchase agreement (the “Agreement”) relating to the sale and purchase of 100% of the issued share capital of HK Siwei (the “Acquisition”). It was also further announced that Vasky Energy and the Vendor entered into a supplemental deed on 31 March 2010 to amend certain terms of the Agreement. The aggregate consideration for the Acquisition payable by Vasky

Energy to the Vendor was HK$1,164,000,000, satisfied by procuring the Company to issue 4,000,000,000 consideration shares at an issue price of HK$0.291 per consideration share to the Vendor at completion. Zhengzhou Siwei is one of the leading manufacturers of hydraulic roof supports in the People’s Republic of China (“PRC”). According to the China National Coal Machinery Industry Association, Zhengzhou Siwei was the third largest hydraulic roof support manufacturer among members of the China National Coal Machinery Industry Association in the PRC with market share in respect of sales of hydraulic roof support machinery of approximately 8.9% by units sold in 2009. HK Siwei generated approximately HK$1,405 million and HK$131 million of turnover and profit, respectively, for the year ended 31 December 2009. The Acquisition constituted a very substantial acquisition for the Company under the GEM Listing Rules. Immediately upon completion of Acquisition, the interest of the Vendor and its concert parties exceeded 30% of the enlarged issued share capital of the Company and became a controlling shareholder of the Company.

In addition, the Acquisition and the transactions concluded under the Agreement constitute a RTO for the Company under Rule 19.06(6)(a) of the GEM Listing Rules. Accordingly, the Company was treated as if it were a new listing applicant. The Acquisition and transactions concluded under the Agreement were therefore also subject to the approval by the Listing Division of the Stock Exchange of a new listing application to be made by the Company. The new listing application was submitted to the Stock Exchange on 22 January 2010. The Listing Division of the Stock Exchange gave its approval in principle of the new listing application of the Company, the details of which were set out in the Company’s circular dated 30 June 2010.

Further on 23 July 2010, the shareholders of the Company at an extraordinary general meeting approved the Agreement and the proposed placing of the placing shares, up to 1.2 billion new shares which were allotted and offered by the Company (the “Placing”) at the extraordinary general meeting.

On 30 September 2010, both the RTO and the Placing were completed. On 13 October 2010, Mr. LEE Jong Dae resigned as the Chairman of the Board as part of the arrangement of the restructuring of the composition of the Board following completion of the RTO but remains an executive Director. Mr. Emory WILLIAMS was appointed as the Chairman on the same date.

PLACING

The external financing by the Vasky Energy and/or the Vendor in an amount of not less than HK$200 million, and the maintaining of 25% minimum public float of the Company immediately after completion of the Acquisition and the issuance of the consideration shares, were two of conditions precedent for completion of the Acquisition. On 30 September 2010, the Company issued 1.2 billion placing shares at HK$0.364 per share.

As stated in the Circular dated 30 June 2010, the gross proceeds from the Placing of approximately HK$436.8 million are used by the Group for the following purposes:

(i)                           approximately HK$112 million for repayment of outstanding loans and accrued interest due to TJCC Holdings Ltd.;

(ii)                        approximately HK$52 million for repayment of bridge loans due to Mr. Emory WILLIAMS, Mr. LI Rubo and Williams Realty Co, LLC together with accrued interests due to them;

(iii)                     approximately HK$220.6 million for capital expenditure of HK Siwei;

(iv)                    approximately HK$12 million for payment of professional fees for the Placing and the Acquisition; and

(v)                       the remaining balance for general working capital of the Group and the commission for placing agents.

GEARING RATIO

The Group’s total borrowings as at 31 December 2010 amounted to approximately HK$576.7 million (2009 (restated): HK$300.5 million), which include borrowings, finance lease payables and convertible bonds. On this basis, the gearing ratio is calculated at 0.47 (2009 (restated): 1.37), based on the equity approximately HK$1,222.3 million (2009 (restated): HK$219.7 million).

CAPITAL COMMITMENTS

As at 31 December 2010, the Group had capital commitments for property, plant and equipment contracted but not provided for of approximately HK$84.9 million.

CONTINGENT LIABILITIES

As at 31 December 2010, Zhengzhou Siwei and a third party mutually agreed to issue cross guarantees to the extent of approximately HK$270.7 million (2009 (restated): HK$125 million) to banks in respect of banking facilities granted to the Group and the third party. Under such cross guarantees, Zhengzhou Siwei and the third party are jointly and severally liable for all or any of each of their borrowings from the banks for one year. The directors of the Group do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees as the default risk is low.

EMPLOYEE INFORMATION

As at 31 December 2010, the Group had a total of 3,165 employees (2009: 2,409). The total staff costs, including directors’ emoluments, amounted to approximately HK$144.9 million for the year under review. Staff remuneration is reviewed by the Group from time to time depending on length of service and performance where warranted. In addition to salaries, the Group provides staff benefits including medical benefits and contributions to staff’s provident fund. Share options and bonuses are also available to employees of the Group at the discretion of the Directors.

The emoluments of the Directors and senior management of the Company are determined in accordance with the recommendations from the remuneration committee of the Company. The remuneration committee of the Company considers factors including salaries paid by comparable companies, time commitment and responsibilities of the relevant employee, employment conditions elsewhere in the Group and desirability of performance-based remuneration.

Directors and Senior Management

Details of the current management team are as follows:

DIRECTORS

Executive Directors

Mr. Emory WILLIAMS, aged 54, is the Chairman and a director of Zhengzhou Siwei, and is responsible for the Group’s business development and investment decisions. He obtained a Bachelor of Arts from Middlebury College in 1978 and a Master of Business Administration from Northwestern University, Kellogg Graduate School of Management in 1980. In 1994, Mr. WILLIAMS founded AIC which invested in SureBlock Company, a PRC-based manufacturer of modular concrete building systems. In 2004, he and Mr. LI Rubo co-founded International Mining Machinery Limited (“IMM”) (Stock Code: 1683), a successor company of which has been listed on the Main Board of the Stock Exchange since 10 February 2010. Mr. WILLIAMS was a director of IMM from 16 May 2006 to 4 December 2009. Mr. WILLIAMS has also served in various community and volunteer capacities, including serving as chairman of the American Chamber of Commerce in China in 2005 and 2006.

Mr. LEE Jong Dae（李鍾大）, aged 51, is the Vice Chairman and an executive Director of the Company, and is responsible for the Group’s overall strategic planning and business development. Mr. Lee received his Bachelor of Arts degree with major in Economics from Haverfold College and holds a Juris Doctor degree from Georgetown University, Washington, D.C. He was an executive director of China HealthCare Holdings Limited (Stock Code: 673), a company listed on the Main Board of the Stock Exchange, for the period from July 2004 to August 2009, and a non-executive director of Asian Logic Limited, a company listed on Alternative Investment Market (“AIM”) of the London Stock Exchange for the period from January 2008 to June 2009.

Mr. LI Rubo（李汝波）, aged 54, is a director of Zhengzhou Siwei, and is responsible for the Group’s overall strategy planning and sales and marketing strategy development. He obtained a Bachelor’s degree in Surface Mining from Fuxin Mining Institute (currently known as Liaoning Technical University（遼寧工程技術大學）) of Liaoning Province, PRC in 1981 and a Master degree in Mining Engineering from South Dakota School of Mines, U.S. in 1988. From 1995 to May 2006, Mr. Li was the chairman and chief executive officer of GFT, which mainly invested in building material specialty equipment manufacturing and sales related enterprises. In 2004, Mr. Li and Mr. WILLIAMS co-founded IMM, which was initially engaged mainly in the manufacturing of hydraulic roof supports for underground coal mining. Mr. Li was the Vice Chairman of IMM prior to its listing on the Main Board of the Stock Exchange on 10 February 2010 and was the non-executive director of IMM since its listing until 31 January 2011.

DIRECTORS (continued)

Executive Directors (continued)

Dr. Phil Qiu JIN（金秋）, aged 48, is currently the Chief Executive Officer of the Company and a director of Zhengzhou Siwei, and is responsible for strategy implementation and its overall business operations. Dr. JIN joined Zhengzhou Siwei in September 2009. He obtained an electronic engineering degree from Changchun Institute of Optics and Fine Mechanics, China in 1983, a Master degree in Optical Engineering from the Chinese Academy of Science in 1986, a Doctor of Philosophy from the Department of Ophthalmology and Visual Science of the University of Chicago in 1995 and an MBA from the University of Pittsburgh in 1997. He has more than 20 years experience in the technology industry, including serving as the vice president of Hongguan Technologies (S) Pte, Ltd between July 2001 and October 2002, as well as the president and the global chief executive officer of PSM International between November 2002 and December 2008.

Mr. WANG Fu（王富）, aged 50, is the chairman of the board of Zhengzhou Siwei, who has been a director of Zhengzhou Siwei since June 2003. He obtained a bachelor’s degree in machinery manufacturing from Liaoning Technical University in 1984, a Master of Business Administration from Renmin’s University of China in 2001 and a Master degree in machinery manufacturing from Liaoning Technical University in 2002. Mr. WANG has more than 20 years experience in the machinery manufacturing industry, in particular coal mining machinery. He has served as a shields designer for Zhengzhou Coal Mining Machinery Factory beginning in 1986.

Independent non-executive Directors

Mr. JIANG Ming（姜明）, aged 52, is currently a senior engineer of Shanxi Coal Import & Export Group Corporation and has held such post since 2002. Mr. JIANG obtained a degree from Fuxin Mining College in Liaoning Province, China in 1982. He took Enterprise Management postgraduate courses at Peking University from 2002 to 2003. He has more than 25 years experience in the mining industry. He served the National Department of Energy, International Cooperation Department as a deputy director from 1989 to 1993. Mr. JIANG was the president of Shanxi Coal Import and Export Corporation from 1993 to 2002.

Mr. DONG Xiangge（董向閣）, aged 61, recently retired in February 2010 as the Communist Party secretary and director of Jilin Coal Mine Safety Surveillance Bureau. Mr. DONG obtained his bachelor degree in economy management from the Central Party School in 1993 and holds a master degree in industry enterprise management from France Mining University in September 1999. In 1991, he became the Communist Party committee deputy secretary of Tiefa Bureau of Mine, the deputy director of Tiefa Bureau of Mine in 1994, the deputy director of Liaoning Coal Industry Bureau from 1994 to 2000, and the deputy director of Liaoning Coal Safety Surveillance Bureau from 2000 to 2002.

DIRECTORS (continued)

Independent non-executive Directors (continued)

Mr. CHAN Sze Hon（陳思翰）, ACCA, CPA, aged 37, is the an independent non-executive Director of the Company. He holds a Bachelor of Arts Degree in Accountancy from City University of Hong Kong and a Master Degree in Corporate Finance from The Hong Kong Polytechnic University. He is a Certified Public Accountant (Practising) of the Hong Kong Institute of Certified Public Accountants and a fellow member of The Association of Chartered Certified Accountants. He has over 14 years experience in accounting and financial management. Mr. Chan is currently an executive director and chief financial officer of Fantasia Holdings Group Co., Ltd, a company listed on the Main Board of the Stock Exchange (Stock Code: 1777). He is also a non-executive director of Greater China Holdings Limited, a company listed on the Main Board of the Stock Exchange (Stock Code: 431) and was its executive director during the period from 18 July 2005 to 12 October 2008. Mr. Chan is also an independent non-executive director of China Mining Resources Group Limited, a company listed on the Main Board of the Stock Exchange (Stock Code: 340), and China AU Group Holdings Limited (formerly known as Blu Spa Holdings Limited), a company listed on GEM (Stock Code: 8176).

Mr. Christopher John PARKER, aged 43, is an independent non-executive Director of the Company. He had also been an executive director of Asian Logic Limited, a company listed on AIM of the London Stock Exchange during the period from January 2008 to June 2009, which is engaged in online gaming and multiplayer games, live video streaming, casino gaming and related business. He has been a director of The Tressider-Tuohy Group (Hong Kong) Limited, an independent financial services firm, since 2003.

Mr. David Marc BOULANGER, aged 46, is a director of Northman Holdings Inc., a company that owns Supplierpipeline Inc., a company engaged in the distribution of both professional and do-it-yourself hardware products and accessories and Lite Products Inc., a company engaged in the manufacture of ladders and other climbing products under proprietary brand names including “LITE” “EAGLE”, and “GRIFFIN”. Mr. BOULANGER holds an honours bachelor of science degree in chemical engineering from University of Waterloo.

SENIOR MANAGEMENT

Mr. LEUNG Ka Wo（梁家和）, AICPA, aged 37, is the Finance Director and Company Secretary of the Company and a director of Zhengzhou Siwei. He holds a Bachelor of Arts Degree in Accountancy from Seattle University, Seattle, Washington, USA. He is a member of the American Institute of Certified Public Accountants. He has over 11 years of experience in auditing and accounting, and had worked as a manager for Deloitte Touche Tohmatsu before joining the Company.

Mr. David LENG, aged 64, is the General Counsel of the Company. He holds a Juris Doctor degree from Harvard University, Cambridge, Massachusetts. He has almost thirty years of work experience in Asia, including being a senior lawyer for the Asian Development Bank in Manila, Philippines, and serving as the head of the inhouse legal departments for the Asian operations of Digital Equipment Corporation and Kraft Foods Asia Limited.

Directors’ Report

The Directors have pleasure in presenting their report and the audited financial statements of the Group for the year ended 31 December 2010.

PRINCIPAL ACTIVITIES

The principal activity of the Company is investment holding. Details of the principal activities of the subsidiaries are set out in note 22 to the financial statements.

RESULTS AND DIVIDENDS

The results of the Group for the year ended 31 December 2010 and the state of the affairs of the Group at that date are set out in the financial statements on pages 36 to 102.

The Directors do not recommend the payment of a dividend for the year ended 31 December 2010.

There is no arrangement under which a shareholder of the Company has waived or agreed to waive any dividends.

PROPERTY, PLANT AND EQUIPMENT

Details of the movements in the Group’s property, plant and equipment during the year are set out in note 18 to the financial statements.

SUBSIDIARIES

Particulars of the Company’s subsidiaries as at 31 December 2010 are set out in note 22 to the financial statements.

SHARE CAPITAL AND SHARE OPTIONS

Details of the movement in the Company’s share capital and share options during the year are set out in notes 35 and 37 to the financial statements respectively.

RESERVES

Movements in the reserves of the Company and the Group during the year are set out in note 36 to the financial statements and the consolidated statement of changes in equity respectively.

DISTRIBUTABLE RESERVES

At 31 December 2010, the Company had reserves of approximately HK$376 million available for cash distribution and/or distribution in specie. Under the Companies Law (Revised) of the Cayman Islands, the share premium of the Company is distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business. The share premium may also be distributed in the form of fully paid bonus shares.

PRE-EMPTIVE RIGHTS

There are no provisions for pre-emptive rights under the Company’s articles of association or the relevant law of the Cayman Islands, being the jurisdiction in which the Company is incorporated, which would oblige the Company to offer new shares on a pro rata basis to existing shareholders to the Company.

PURCHASE, REDEMPTION OR SALE OF THE COMPANY’S LISTED SECURITIES

Neither the Company nor any of its subsidiaries purchased, redeemed or sold any of the Company’s listed securities during the year under review.

MAJOR CUSTOMERS AND SUPPLIERS

During the year, the aggregate sales attributable to the Group’s five largest customers accounted for approximately 46% of the total sales for the year and the sales attributable to the largest customer included therein amounted to approximately 20%

of the total sales for the year.

The aggregate purchases attributable to the Group’s five largest suppliers accounted for approximately 59% of the total purchases for the year and purchases attributable to the largest supplier included therein amounted to approximately 15% of the total purchase for the year.

None of the Directors, any of their associates or shareholders (which, to the best knowledge of the Directors, own more than 5% of the Company’s issued share capital) had any beneficial interest in the Group’s five largest customers or suppliers.

DIRECTORS

The Directors during the year under review and up to the date of this report were as follows:

Executive directors

Mr. Emory WILLIAMS (Chairman) (appointed on 13 October 2010)

Mr. LEE Jong Dae (Vice Chairman)

Mr. LI Rubo (appointed on 13 October 2010)

Dr. Phil Qiu JIN (appointed on 12 November 2010)

Mr. WANG Fu (appointed on 12 November 2010)

Mr. LEE Sung Min (resigned on 13 October 2010)

Mr. KIM Beom Soo (resigned on 13 October 2010)

Independent non-executive directors

Mr. JIANG Ming (appointed on 12 November 2010)

Mr. DONG Xiangge (appointed on 12 November 2010)

Mr. CHAN Sze Hon

Mr. Christopher John PARKER

Mr. David Marc BOULANGER

In accordance with article 87(1) and (2) of the Company’s articles of association as resolved by the board of Directors, Mr. LEE Jong Dae, Mr. CHAN Sze Hon, Mr. Christopher John PARKER and Mr. David Marc BOULANGER will retire by rotation and, being eligible, will offer themselves for re-election at the forthcoming annual general meeting of the Company.

BIOGRAPHICAL DETAILS OF THE DIRECTORS

Biographical details of the Directors are set out on pages 17 to 19 of the annual report.

DIRECTORS’ EMOLUMENTS AND THE INDIVIDUALS WITH HIGHEST EMOLUMENTS

Details of the emoluments of the Directors and of the individuals with highest emoluments of the Group are set out in note 13 to the financial statements.

RETIREMENT BENEFITS SCHEMES

Details of the retirement benefits schemes of the Group are set out in note 14 to the financial statements.

DIRECTORS’ SERVICE CONTRACTS

None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company or any of its subsidiaries which is not determinable by the Company within one year without payment of compensation, other than statutory compensation.

DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

As at 31 December 2010, the interests of the Directors and the chief executive of the Company in shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) (the “SFO”)) which would have to be notified to the Company and the Exchange pursuant to the provisions of Divisions 7 and 8 of Part XV of the SFO (including interests and/or short positions of which they were taken or deemed to have taken under such provisions of the SFO) and/or required to be entered in the register maintained by the Company pursuant to Section 352 of the SFO or which have been be notified to the Company and the Exchange pursuant to Rule 5.46 of the GEM Listing Rules relating to securities transactions by the Directors were as follows:

Interests in shares of the Company

Name of Directors	Capacity	Number and class of shares held	Approximate percentage of issued share capital

Mr. Emory WILLIAMS (appointed on 13 October 2010)	Corporate Interest (Note 1)	4,000,000,000 ordinary shares (long position)	71.24%

Mr. LEE Jong Dae	Corporate Interest (Note 2)	18,000,000 ordinary shares (long position)	0.32%

Mr. LEE Sung Min (resigned on 13 October 2010)	Corporate Interest (Note 3)	71,252,000 ordinary shares (long position)	1.3%

Notes:

(1)                        The 4,000,000,000 ordinary shares in the Company owned by Mr. Emory WILLIAMS are beneficially owned by and registered in the name of Mining Machinery Ltd. Mr. Emory WILLIAMS has 21.38% equity interests in Mining Machinery Ltd.

(2)                        The 18,000,000 ordinary shares in the Company owned by Mr. LEE Jong Dae are beneficially owned by and registered in the name of Wah Hong Investment Limited.

(3)                        The 71,252,000 ordinary shares in the Company owned by Mr. LEE Sung Min are beneficially owned by and registered in the name of Vasky Inc.

Long positions in underlying shares of equity derivatives of the Company

Name of Directors	Capacity	Description of equity derivatives (number and class of underlying shares)	Approximate percentage of issued share capital

Mr. Emory WILLIAMS (appointed on 13 October 2010)	Beneficial owner	share options to subscribe for shares (3,200,000 ordinary shares) (Note)	0.06%
Mr. LI Rubo (appointed on 13 October 2010)	Beneficial owner	share options to subscribe for shares (3,200,000 ordinary shares) (Note)	0.06%
Mr. LEE Jong Dae	Beneficial owner	share options to subscribe for shares (3,800,000 ordinary shares) (Note)	0.07%
Mr. David Marc BOULANGER	Beneficial owner	share options to subscribe for shares (900,000 ordinary shares) (Note)	0.02%
Mr. Christopher John PARKER	Beneficial owner	share options to subscribe for shares (900,000 ordinary shares) (Note)	0.02%
Mr. CHAN Sze Hon	Beneficial owner	share options to subscribe for shares (300,000 ordinary shares) (Note)	0.01%
Mr. LEE Sung Min (resigned on 13 October 2010)	Beneficial owner	share options to subscribe for shares (900,000 ordinary shares) (Note)	0.02%
Mr. KIM Beom Soo (resigned on 13 October 2010)	Beneficial owner	share options to subscribe for shares (900,000 ordinary shares) (Note)	0.02%

Note:         The aforesaid share options are classified as “long position” under the SFO. For details of the share options granted, please refer to note 37.

Save as disclosed above, as at 31 December 2010, none of the Directors nor the chief executive of the Company had any interests or short positions in any shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of Part XV of the SFO) which would have to be notified to the Company and the Exchange pursuant to the provisions of Divisions 7 and 8 of Part XV of the SFO (including interests and/or short positions which they were taken or deemed to have taken under such provisions of the SFO), or which were required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to Rules 5.46 to 5.68 of the GEM Listing Rules.

DIRECTORS’ INTERESTS IN CONTRACTS

No Director had a significant beneficial interest, either directly or indirectly, in any contract of significance to the business of the Group to which the Company, its holding company or any of its subsidiaries was a party thereof during the year under review.

SUBSTANTIAL SHAREHOLDERS’ AND OTHER PERSON’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

As at 31 December 2010, so far is known to the Directors, the following persons (not being a Director or a chief executive of the Company) had an interest and/or a short position in the shares, underlying shares and debentures of the Company which would fall to be disclosed to the Company and the Exchange pursuant to the provisions of Divisions 2 and 3 of Part XV of the SFO and/or required to be entered in the register maintained by the Company pursuant to Section 336 of the SFO and/or were directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any members of the Group.

Name of substantial shareholder	Capacity	Number and class of shares held	Approximate percentage of issued share capital

Mining Machinery Ltd.	Beneficial owner	4,000,000,000 ordinary shares (long position) (Note)	71.24%

Note:         Mr. Emory WILLIAMS and Mr. James Edward Thompson III have 21.38% and 78.62% equity interests, respectively, in Mining Machinery Ltd. Mr. Emory WILLIAMS was appointed as the chairman and an executive Director of the Company.

Save as disclosed above, as at 31 December 2010, there was no person who had an interest and/or a short position in the shares and/or underlying shares of the Company which would fall to be disclosed to the Company and the Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO and/or required to be entered in the register maintained by the Company pursuant to Section 336 of the SFO and/or was directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any members of the Group, or any options in respect of such capital.

SHARE OPTION SCHEME

The following table discloses details of options outstanding and the movements during the year ended 31 December 2010 under the Company’s share option scheme (the “Share Option Scheme”) adopted by the Company on 5 June 2001:

		Number of shares options
Name of grantee	Date of grant	Outstanding as at 1 January 2010	Reallocation	Granted	Lapsed during the year under review	Outstanding as at 31 December 2010

Directors
Mr. Emory WILLIAMS (appointed on 13 October 2010)	10 July 2008	—	3,200,000	—	—	3,200,000
Mr. LI Rubo (appointed on 13 October 2010)	10 July 2008	—	3,200,000	—	—	3,200,000
Mr. LEE Jong Dae	10 July 2008	3,800,000	—	—	—	3,800,000
Mr. LEE Sung Min (resigned on 13 October 2010)	10 July 2008	900,000	—	—	—	900,000
Mr. KIM Beom Soo (resigned on 13 October 2010)	10 July 2008	900,000	—	—	—	900,000
Mr. David Marc BOULANGER	10 July 2008	900,000	—	—	—	900,000
Mr. Christopher John PARKER	10 July 2008	900,000	—	—	—	900,000
Mr. CHAN Sze Hon	10 July 2008	300,000	—	—	—	300,000

		7,700,000	6,400,000	—	—	14,100,000

Employees in aggregate	10 July 2008	4,900,000	—	—	—	4,900,000
Advisors and Consultants	10 July 2008	25,800,000	(6,400,000)	—	—	19,400,000

Total		38,400,000	—	—	—	38,400,000

Mr. Emory WILLIAMS and Mr. LI Rubo appointed as directors of the Company on 13 October 2010. Prior to the appointment, Mr. Emory WILLIAMS and LI Rubo acted as advisors and consultants of the Group. Therefore their outstanding options were reallocated from advisors and consultants accordingly.

Mr. LEE Sung Min and KIM Beom Soo resigned as directors of the Company on 13 October 2010, according to the Share Option Scheme, Mr. LEE Sung Min and Mr. KIM Beom Soo are eligible to exercise the option within three months after resignation.

The share options were granted on 10 July 2008 at the exercise price of HK$0.40 per share with exercisable period from 10 July 2009 to 9 July 2013.

Details of the Share Option Scheme are set out in note 37. In order to widen the scope of eligible participants under the Share Option Scheme, afford more flexibility for the Board in considering the grant of share options to the eligible participants under the Share Option Scheme, and to update certain terms of the Share Option Scheme to comply with the current requirements of the GEM Listing Rules, certain terms have been amended in the Share Option Scheme during the year. Details of the amendments are set out in the Company’s circular dated 2 April 2008.

CONNECTED TRANSACTIONS

Certain related party transactions as disclosed in note 42 to the financial statements also constituted continuing connected transactions under the GEM Listing Rules which are required to be disclosed in this report in accordance with Chapter 20 of the GEM Listing Rules. During the year ended 31 December 2010, the Group paid interest expenses to the directors, Mr. LI Rubo and Mr. Emory WILLIAMS, of HK$838,000 and HK$323,000 respectively on loans from the directors. The loans from the directors were fully settled before year ended 31 December 2010.

Since each of the percentage ratios (other than the profits ratio) for the annual amount of the above transactions were less than 0.1%, the transactions are defined by the GEM Listing Rules as “De minimis transactions” and are exempt from the reporting, announcement and independent shareholders’ approval requirements.

SUFFICIENCY OF PUBLIC FLOAT

Based on the information that is publicly available to the Company and within the knowledge of the Directors, the Company has maintained a sufficient public float of not less than 25% of the total issued share capital of the Company as required under the GEM Listing Rules throughout the financial period under review and up to the date of this Annual Report.

COMPETING INTEREST

As at 31 December 2010, none of the Directors or their respective associates (as defined in the GEM Listing Rules) had any interests in any business that competes or may compete with the business of the Group and any other conflicts of interest which any such person has or may have with the Group.

AUDIT COMMITTEE

As required by the GEM Listing Rules, the Company has established an audit committee (the “Audit Committee”) with written terms of reference which deal clearly with its authority and duties. Its principal duties are to review and supervise the Group’s financial reporting process and internal control systems. The Audit Committee comprises three independent non-executive Directors, CHAN Sze Hon, Christopher John PARKER and David Marc BOULANGER. The Audit Committee met on a quarterly basis during the year under review. The Group’s financial results for the year ended 31 December 2010 have been reviewed by the Audit Committee which is of the opinion that the preparation of such results complied with the applicable accounting standards, the GEM Listing Rules and legal requirements, and that adequate disclosures have been made.

CORPORATE GOVERNANCE

A report on the principal corporate governance practices adopted by the Company is set out on pages 29 to 33 of this annual report.

AUDITOR

RSM Nelson Wheeler will retire and, being eligible, offer themselves for re-appointment. A resolution for the re-appointment of RSM Nelson Wheeler as auditor of the Company is to be proposed at the forthcoming annual general meeting.

There is no change in auditor of the Company in the preceding three years.

On behalf of the Board

Emory WILLIAMS

Chairman and Executive Director

Hong Kong, 28 March 2011

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES

The Company has established a formal and transparent procedure to protect the interests of the shareholders of the Company. The Company applied the principles and complied with all the code provisions as set out in the Code on Corporate Governance Practices contained in Appendix 15 of the GEM Listing Rules throughout the year under review.

DIRECTORS’ SECURITIES TRANSACTIONS

The Company has adopted a code of conduct regarding Directors’ securities transactions on terms no less exacting than the required standard of dealings as set out in Rules 5.48 to 5.67 of the GEM Listing Rules. Having made specific enquiry of all Directors, the Directors have complied with such code of conduct and the required standard of dealing and its code of conduct regarding securities transactions by the Directors throughout the year ended 31 December 2010.

BOARD OF DIRECTORS

Directors	Attendance

The Directors held 12 meetings during the year. Details of the attendance are as follows:

Executive Directors
Mr. Emory WILLIAMS (Chairman) (appointed on 13 October 2010)	1/12
Mr. LEE Jong Dae (Vice Chairman)	12/12
Mr. LI Rubo (appointed on 13 October 2010)	1/12
Dr. Phil Qiu JIN (appointed on 12 November 2010)	0/12
Mr. WANG Fu (appointed on 12 November 2010)	0/12
Mr. LEE Sung Min (resigned on 13 October 2010)	1/12
Mr. KIM Beom Soo (resigned on 13 October 2010)	1/12

Independent non-executive Directors
Mr. JIANG Ming (appointed on 12 November 2010)	0/12
Mr. DONG Xiangge (appointed on 12 November 2010)	0/12
Mr. CHAN Sze Hon	10/12
Mr. Christopher John PARKER	8/12
Mr. David Marc BOULANGER	8/12

Apart from the above regular board meetings of the year, the board of Directors will meet on other occasions when a board-level decision on a particular matter is required. The Directors receive details of agenda items for decision and minutes of committee meetings in advance of each board meeting. The board of Directors has reserved for its decision or consideration matters covering corporate strategy, annual and interim results, Directors’ appointment, succession planning, risk management, major acquisitions, disposals and capital transactions, and other significant operational and financial matters. Major corporate matters that are specifically delegated by the board of Directors to the management include the preparation of annual and interim accounts for board approval before public reporting, execution of business strategies and initiatives adopted by the board of Directors, implementation of adequate systems of internal controls and risk management procedures, and compliance with relevant statutory requirements and rules and regulations.

The Company appointed five independent non-executive Directors who have appropriate and sufficient experience and qualification pursuant to the GEM Listing Rules to carry out their duties so as to protect the interests of shareholders.

The board of Directors established audit committee and remuneration committee and their duties were discussed and approved in the board meeting.

CHAIRMAN, VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The roles of the Chairman, Vice Chairman and Chief Executive Officer of the Company are separated with clear division of responsibilities.

•                                Mr. Emory WILLIAMS, the Chairman of the Company, is responsible for the Group’s business development and investment decisions.

•                                Mr. LEE Jong Dae（李鍾大）, the Vice Chairman of the Company, is responsible for the Group’s overall strategy planning, business development and significant legal compliance matter.

•                                Dr. Phil Qiu JIN（金秋）, the Chief Executive Officer of the Company, is responsible for strategy implementation and overall business operations.

NON-EXECUTIVE DIRECTORS

Each of Mr. JIANG Ming, Mr. DONG Xiangge, Mr. CHAN Sze Hon, Mr. Christopher John PARKER and Mr. David Marc BOULANGER has been appointed for a term of one year commencing from 12 November 2010, 12 November 2010, 25 February 2008, 17 August 2007 and 17 August 2007 respectively and may be extended for such period as agreed by the concerned directors and the Company. All of them are subject to retirement by rotation in accordance with the Company’s articles of association.

REMUNERATION OF DIRECTORS

The role and function of the remuneration committee included the determination of the specific remuneration packages of all executive Directors and senior management of the Company, including benefits in kind, pension rights and compensation payments, such as any compensation payable for loss or termination of their office or appointment, and make recommendations to the board of the remuneration of non-executive Directors.

Members of the remuneration committee included:

Mr. Emory WILLIAMS

Mr. CHAN Sze Hon

Mr. Christopher John PARKER

Mr. David Marc BOULANGER

The remuneration committee has held one meeting during the year. Details of the attendance of the remuneration committee meetings are as follows:—

Members	Attendance

Mr. Emory WILLIAMS	0/1
Mr. CHAN Sze Hon	1/1
Mr. Christopher John PARKER	1/1
Mr. David Marc BOULANGER	1/1

The remuneration committee of the Company has considered and reviewed the existing terms of employment contracts of the executive Directors and appointment letters of the independent non-executive Directors with reference to the factors including salaries paid by comparable companies, time commitment and responsibilities of the Directors, employment conditions elsewhere in the Group and desirability of performance-based remuneration. The remuneration committee of the Company considers that the existing terms of employment contracts of the executive Directors and appointment letters of the independent non-executive Directors are fair and reasonable.

NOMINATION OF DIRECTORS

The board of Directors considers the past performance and qualification of the candidates for Directors, general market conditions and the Company’s articles of association in selecting and recommending candidates for directorship during the year under review.

The board of Directors held a meeting for nomination of Directors on 23 March 2010. Details of the attendance of the meetings are as follows:—

Directors	Attendance

Executive Directors
Mr. Emory WILLIAMS (Chairman) (appointed on 13 October 2010)	0/1
Mr. LEE Jong Dae (Vice Chairman)	1/1
Mr. LI Rubo (appointed on 13 October 2010)	0/1
Dr. Phil Qiu JIN (appointed on 12 November 2010)	0/1
Mr. WANG Fu (appointed on 12 November 2010)	0/1
Mr. LEE Sung Min (resigned on 13 October 2010)	1/1
Mr. KIM Beom Soo (resigned on 13 October 2010)	1/1

Independent non-executive Directors
Mr. JIANG Ming (appointed on 12 November 2010)	0/1
Mr. DONG Xiangge (appointed on 12 November 2010)	0/1
Mr. CHAN Sze Hon	1/1
Mr. Christopher John PARKER	1/1
Mr. David Marc BOULANGER	1/1

During the meeting, the board of Directors considered and resolved that all the existing Directors shall be recommended to be retained by the Company.

AUDITOR’S REMUNERATION

The Company’s external auditor is RSM Nelson Wheeler. The Audit Committee is responsible for considering the appointment of the external auditor and reviewing any non-audit functions performed by the external auditor, including whether such non-audit functions could lead to any potential material adverse effect on the Group. During the year under review, the Group has paid an aggregate of approximately HK$2,221,000 to the external auditor for their non-audit services including taxation and other advisory services.

AUDIT COMMITTEE

As required by Rules 5.28 to 5.33 of the GEM Listing Rules, the Company has established an audit committee with written terms of reference which deal clearly with its authority and duties. Its principal duties are to review and supervise the Group’s financial reporting process and internal control systems.

Members of the audit committee included:

Mr. CHAN Sze Hon

Mr. Christopher John PARKER

Mr. David Marc BOULANGER

The audit committee held four meetings during the year. Details of the attendance of the audit committee meetings are as follows:—

Members	Attendance

Mr. CHAN Sze Hon	4/4
Mr. Christopher John PARKER	4/4
Mr. David Marc BOULANGER	4/4

The Group’s audited results for the year ended 31 December 2010 and the unaudited results for the financial statements published during the year ended 31 December 2010 have been reviewed by the audit committee, which was of the opinion that the preparation of such results complied with the applicable accounting standards, the GEM Listing Rules and legal requirements, and that adequate disclosures have been made.

The audit committee of the Company considered that the existing and proposed terms in relation to the appointment of the Group’s external auditor are fair and reasonable.

DIRECTORS’ AND AUDITOR’S RESPONSIBILITIES FOR FINANCIAL STATEMENTS

The Directors’ responsibilities for the financial statements and the responsibilities of the external auditor to the shareholders are set out on pages 34 and 35 of this annual report.

INTERNAL CONTROL

The board of Directors have overall responsibilities for maintaining and reviewing the effectiveness of the system of internal control of the Group. The internal control system is to safeguard the assets of the Group and the shareholders’ investment and to ensure the reliability of financial reporting as well as compliance with the relevant requirements of the GEM Listing Rules. During the year ended 31 December 2010, the board of Directors had reviewed the effectiveness of the system of internal control of the Group. The review had covered all material aspects of internal control including financial, operational and compliance controls and risk management functions of the Group.

Independent Auditor’s Report

29th Floor,
Caroline Centre,
Lee Gardens Two,
28 Yun Ping Road,
Hong Kong

INDEPENDENT AUDITOR’S REPORT

TO THE SHAREHOLDERS OF

ERA HOLDINGS GLOBAL LIMITED

(Incorporated in the Cayman Islands with limited liability)

We have audited the consolidated financial statements of ERA Holdings Global Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 36 to 102, which comprise the consolidated statement of financial position as at 31 December 2010, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audit and to report our opinion solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

AUDITOR’S RESPONSIBILITY (continued)

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Group as at 31 December 2010, and of the Group’s results and cash flows for the year then ended in accordance with Hong Kong Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

RSM Nelson Wheeler

Certified Public Accountants

Hong Kong

28 March 2011

Consolidated Statement of Comprehensive Income

	Note	2010	2009
		HK$’000	HK$’000
			(restated)

Turnover	7	1,768,913	1,404,769
Cost of goods sold		(1,420,110)	(1,172,838)

Gross profit		348,803	231,931
Other income	8	69,933	53,668
Selling expenses		(104,622)	(67,735)
Administrative expenses		(85,371)	(37,699)
Fair value loss on derivative component of convertible bond	33	(10,790)	—
Other operating expenses		(3,122)	(2,937)

Profit from operations		214,831	177,228
Finance costs	10	(40,953)	(20,066)

Profit before tax		173,878	157,162
Income tax expense	11	(38,779)	(26,227)

Profit for the year attributable to the owners of the Company	12	135,099	130,935

Other comprehensive income:
Exchange differences on translating foreign operations		20,397	—
Exchange differences reclassified to profit or loss on disposal of a subsidiary		506	—

Other comprehensive income for the year, net of tax:		20,903	—

Total comprehensive income for the year attributable to the owners of the Company		156,002	130,935

		HK Cents	HK Cents
Earnings per share	17
Basic		3.07	3.27
Diluted		3.06	N/A

Consolidated Statement of Financial Position

	Note	2010	2009
		HK$’000	HK$’000
			(restated)

Non-current assets

Property, plant and equipment	18	345,264	163,103
Prepaid land lease payments	19	13,691	13,561
Goodwill	20	461,866	3,508
Intangible assets	21	6,965	3,750

		827,786	183,922

Current assets

Inventories	23	202,014	183,679
Trade and other receivables	24	1,914,153	1,094,723
Prepaid land lease payments	19	364	358
Current tax assets		9	—
Amount due from a director	25	—	23
Amounts due from related companies	26	—	48,296
Pledged bank deposits	28	334,109	93,097
Bank and cash balances	28	102,664	30,947

		2,553,313	1,451,123

Current liabilities

Trade and other payables	29	1,535,710	1,061,770
Borrowings	30	496,442	300,549
Provisions	31	5,670	1,875
Derivative component of convertible bond	33	23,967	—
Finance lease payables	32	22,189	—
Convertible bond	33	12,761	—
Amount due to a substantial shareholder	27	—	23,018
Amounts due to directors	27	99	—
Amounts due to related companies	27	—	6,081
Current tax liabilities		40,626	22,060

		2,137,464	1,415,353

Net current assets		415,849	35,770

Total assets less current liabilities		1,243,635	219,692

Non-current liabilities

Finance lease payables	32	21,310	—

NET ASSETS		1,222,325	219,692

Capital and reserves

Issued equity	35	846,632	1
Reserves	36	375,693	219,691

TOTAL EQUITY		1,222,325	219,692

The financial statements on pages 36 to 102 were approved and authorised for issue by the Board of Directors on 28 March 2011 and are signed on its behalf by

Emory WILLIAMS	LEE Jong Dae
Chairman	Vice Chairman

Consolidated Statement of Changes in Equity

	Issued	Statutory	Exchange	Retained
	equity	reserve	reserve	profits	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
	(Note 35)	(Note 36(c)(iv))	(Note 36(c)(ii))

At 1 January 2009 (restated)	1	13,420	11,675	63,661	88,757

Total comprehensive income for the year	—	—	—	130,935	130,935

Transfer	—	21,826	—	(21,826)	—

Changes in equity for the year	—	21,826	—	109,109	130,935

At 31 December 2009 and 1 January 2010 (restated)	1	35,246	11,675	172,770	219,692

Total comprehensive income for the year	—	—	20,903	135,099	156,002

Transfer	—	25,536	—	(25,536)	—

Capitalisation of an amount due to shareholder of Hong Kong Siwei Holdings Limited as share capital	23,010	—	—	—	23,010

Arising from reverse takeover	823,621	—	—	—	823,621

Changes in equity for the year	846,631	25,536	20,903	109,563	1,002,633

At 31 December 2010	846,632	60,782	32,578	282,333	1,222,325

Consolidated Statement of Cash Flows

	Note	2010	2009
		HK$’000	HK$’000
			(restated)

CASH FLOWS FROM OPERATING ACTIVITIES

Profit before tax		173,878	157,162
Adjustments for:
Allowance for trade and other receivables		2,471	36
Allowance for inventories		2,853	—
Amortisation of intangible assets		1,583	1,649
Amortisation of prepaid land lease payments		353	322
Depreciation		18,699	15,280
Fair value loss on derivative components of convertible bonds	33	10,790	—
Gain on disposal of a subsidiary	38(b)	(1,583)	—
Gain on disposals of property, plant and equipment		(234)	(3,179)
Net loss on cross guarantee		3,629	—
Interest expenses		38,892	19,308
Interest income		(3,900)	(1,800)
Inventories written off		—	2,330

Operating profit before working capital changes		247,431	191,108
Increase in inventories		(14,306)	(81,372)
Increase in trade and other receivables		(309,799)	(483,579)
Decrease/(increase) in amount due from a director		23	(15)
Decrease in amounts due from related companies		48,704	49,481
Increase in trade and other payables		374,340	413,724
Decrease in amounts due to a substantial shareholder		(8)	(22)
Increase in amounts due to directors		99	—
Decrease in amounts due to related companies		(6,133)	(18,949)

Cash generated from operations		340,351	70,376
Interest paid		(30,009)	(19,308)
Tax paid		(21,471)	(17,554)

Net cash generated from operating activities		288,871	33,514

CASH FLOWS FROM INVESTING ACTIVITIES

Increase in pledged bank deposits		(231,410)	(68,448)
Purchases of property, plant and equipment		(154,533)	(72,325)
Purchases of intangible assets		(4,707)	(1,558)
Payment for prepaid land leases		—	(11,169)
Proceeds from disposal of property, plant and equipment		4,793	22,294
Interest received		3,900	1,800
Acquisition of subsidiaries	38(a)	1,561	—

Net cash used in investing activities		(380,396)	(129,406)

CASH FLOWS FROM FINANCING ACTIVITIES

Bank borrowings raised		727,504	206,250
Repayment of bank borrowings		(390,661)	(94,318)
Repayment of other loan		(112,070)	—
Repayment of directors		(40,518)	—
Repayment of finance lease payables		(13,563)	—
Repayment of a related company		(11,264)	—
Other borrowings raised		—	10,853

Net cash generated from financing activities		159,428	122,785

NET INCREASE IN CASH AND CASH EQUIVALENTS		67,903	26,893

Effect of foreign exchange rate changes		3,814	—

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		30,947	4,054

CASH AND CASH EQUIVALENTS AT END OF YEAR		102,664	30,947

ANALYSIS OF CASH AND CASH EQUIVALENTS

Bank and cash balances		102,664	30,947

Notes to the Financial Statements

1.                             GENERAL INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 26 May 2000 under the Companies Law (Revised) of the Cayman Islands. The address of registered office and principal place of business of the Company are disclosed in the Corporate Information section of the annual report. The Company’s shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

The principal activity of the Company is investment holding. The principal activities of the Company’s subsidiaries are set out in note 22 to the financial statements.

2.                             BASIS OF PREPARATION

The accounting policies adopted in preparing the audited consolidated results for the year are consistent with those adopted in the Accountants’ Report contained in Appendix IA to the Company’s circular dated 30 June 2010 issued in connection with reverse takeover and as described in the Management Discussion and Analysis section of the annual report.

On 30 September 2010, a very substantial acquisition and reverse takeover involving a new listing application were completed. The Group acquired from Mining Machinery Ltd. the entire issued share capital of Hong Kong Siwei Holdings Limited (“HK Siwei”), a company incorporated in Hong Kong with limited liability, (formerly known as International Mining Machinery Siwei Holdings Limited) and its subsidiary, Zhengzhou Siwei Mechanical & Electrical Equipment Manufacturing Co., Ltd (“Zhengzhou Siwei”) (collectively as “Siwei Group”).

The details of the above transactions are set out in the circular to shareholders of the Company dated 30 June 2010.

Reverse Takeover

The reverse takeover transaction (the “Transaction”) has been accounted for as a reverse takeover under Hong Kong Financial Reporting Standard 3 (Revised) (“HKFRS 3 (Revised)”) “Business Combinations” since the issuance of the consideration shares resulted in Mining Machinery Ltd. controlling the Company. For accounting purposes and in accordance with HKFRS 3 (Revised), in preparing these consolidated financial statements, the Siwei Group is treated as the acquirer while the Company and its subsidiaries, prior to the Transaction, which were mainly engaged in provision of corporate secretarial services, and distribution of films and sub-licensing of film rights (referred thereafter to as the “Services Group”), were deemed to have been acquired by the Siwei Group as acquiree. These consolidated financial statements have been prepared as a continuation of the consolidated financial statements of the Siwei Group and accordingly:

(i)                           The assets and liabilities of the Siwei Group are recognised and measured at their pre-combination carrying amounts;

(ii)                        The assets and liabilities of the Services Group are recognised and measured initially at their fair value in accordance with the HKFRS 3 (Revised);

(iii)                     The comparative information presented in these consolidated financial statements is that of the Siwei Group.

2.                             BASIS OF PREPARATION (continued)

Reverse Takeover (continued)

In preparing these consolidated financial statements, the Siwei Group has applied the acquisition method to account for the acquisition of the Services Group. In applying the acquisition method, the separately identifiable assets and liabilities of the Services Group were recorded in the consolidated statement of financial position at their fair value at the completion date of the Transaction. In addition, goodwill arising on the acquisition of the Services Group of approximately HK$458,358,000, being the excess of the cost of acquisition of the Services Group over the sum of the fair values of the separately identifiable assets less liabilities of the Services Group, was recorded. The results of the Services Group have been consolidated to the Group’s consolidated financial statements since the completion date of the Transaction. Further details of the impact of the acquisition are set out in note 38(a) “Acquisition of subsidiaries” below.

3.                             ADOPTION OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS

In the current year, the Group has adopted all the new and revised Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants that are relevant to its operations and effective for its accounting year beginning on 1 January 2010. HKFRSs comprise Hong Kong Financial Reporting Standards (“HKFRS”); Hong Kong Accounting Standards (“HKAS”); and Interpretations. The adoption of these new and revised HKFRSs did not result in significant changes to the Group’s accounting policies and amounts reported for the current year and prior years.

The Group has not applied the new HKFRSs that have been issued but are not yet effective. The Group has already commenced an assessment of the impact of these new HKFRSs but is not yet in a position to state whether these new HKFRSs would have a material impact on its results of operations and financial position.

4.                             SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with HKFRSs, accounting principles generally accepted in Hong Kong and the applicable disclosures required by the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited (the “GEM Listing Rules”) and by the Hong Kong Companies Ordinance.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of derivatives which are carried at their fair values.

The preparation of financial statements in conformity with HKFRSs requires the use of certain key assumptions and estimates. It also requires the directors of the Company to exercise its judgements in the process of applying the accounting policies. The areas involving critical judgements and areas where assumptions and estimates are significant to these financial statements are disclosed in note 5 to the financial statements .

The significant accounting policies applied in the preparation of these financial statements are set out below.

(a)                        Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to 31 December. Subsidiaries are entities over which the Group has control. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group has control.

Subsidiaries are consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date the control ceases.

The gain or loss on the disposal of a subsidiary that results in a loss of control represents the difference between (i) the fair value of the consideration of the sale plus the fair value of any investment retained in that subsidiary and (ii) the Company’s share of the net assets of that subsidiary plus any remaining goodwill relating to that subsidiary and any related accumulated exchange reserve.

Intragroup transactions, balances and unrealised profits are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests represent the equity in subsidiaries not attributable, directly or indirectly, to the Company. Non-controlling interests are presented in the consolidated statement of financial position and consolidated statement of changes in equity within equity. Non-controlling interests are presented in the consolidated statement of comprehensive income as an allocation of profit or loss and total comprehensive income for the year between the non-controlling shareholders and owners of the Company.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(a)                        Consolidation (continued)

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling shareholders even if this results in the non-controlling interests having a deficit balance.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions (i.e. transactions with owners in their capacity as owners). The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

(b)                       Business combination and goodwill

The acquisition method is used to account for the acquisition of a subsidiary in a business combination. The cost of acquisition is measured at the acquisition-date fair value of the assets given, equity instruments issued, liabilities incurred and contingent consideration. Acquisition-related costs are recognised as expenses in the periods in which the costs are incurred and the services are received. Identifiable assets and liabilities of the subsidiary in the acquisition are measured at their acquisition-date fair values.

The excess of the cost of acquisition over the Company’s share of the net fair value of the subsidiary’s identifiable assets and liabilities is recorded as goodwill. Any excess of the Company’s share of the net fair value of the identifiable assets and liabilities over the cost of acquisition is recognised in consolidated profit or loss as a gain on bargain purchase which is attributed to the Company.

In a business combination achieved in stages, the previously held equity interest in the subsidiary is remeasured at its acquisition-date fair value and the resulting gain or loss is recognised in consolidated profit or loss. The fair value is added to the cost of acquisition to calculate the goodwill.

If the changes in the value of the previously held equity interest in the subsidiary were recognised in other comprehensive income (for example, available-for-sale investment), the amount that was recognised in other comprehensive income is recognised on the same basis as would be required if the previously held equity interest were disposed of.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(b)                       Business combination and goodwill (continued)

Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is measured at cost less accumulated impairment losses. The method of measuring impairment losses of goodwill is the same as that of other assets as stated in the accounting policy (t) below. Impairment losses of goodwill are recognised in consolidated profit or loss and are not subsequently reversed. Goodwill is allocated to cash-generating units that are expected to benefit from the synergies of the acquisition for the purpose of impairment testing.

The non-controlling interests in the subsidiary are initially measured at the non-controlling shareholders’ proportionate share of the net fair value of the subsidiary’s identifiable assets and liabilities at the acquisition date.

(c)                        Foreign currency translation

(i)                                     Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Hong Kong dollars, which is HK Siwei’s functional and presentation currency.

(ii)                                  Transactions and balances in each entity’s financial statements

Transactions in foreign currencies are translated into the functional currency on initial recognition using the exchange rates prevailing on the transaction dates. Monetary assets and liabilities in foreign currencies are translated at the exchange rates at the end of each reporting period. Gains and losses resulting from this translation policy are included in profit or loss.

Non-monetary items that are measured at fair values in foreign currencies are translated using the exchange rates at the dates when the fair values are determined.

When a gain or loss on a non-monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is recognised in other comprehensive income. When a gain or loss on a non-monetary item is recognised in profit or loss, any exchange component of that gain or loss is recognised in profit or loss.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(c)                        Foreign currency translation (continued)

(iii)                               Translation on consolidation

The results and financial position of all the Group entities that have a functional currency different from the Company’s presentation currency are translated into the Company’s presentation currency as follows:

•                                Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•                                Income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the exchange rates on the transaction dates); and

•                                All resulting exchange differences are recognised in the exchange reserve.

On consolidation, exchange differences arising from the translation of the net investment in foreign entities and of borrowings are recognised in the exchange reserve. When a foreign operation is sold,

such exchange differences are recognised in consolidated profit or loss as part of the gain or loss on disposal.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(d)                       Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are recognised in profit or loss during the period in which they are incurred.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)                       Property, plant and equipment (continued)

Depreciation of property, plant and equipment is calculated at rates sufficient to write off their cost less their residual values over the estimated useful lives on a straight-line basis. The principal annual rates are as follows:

Buildings	2% - 5%
Plant and machinery	10% - 20%
Office equipment	20% - 25%
Motor vehicles	20%

The residual values, useful lives and depreciation method are reviewed and adjusted, if appropriate, at end of each reporting period.

Construction in progress represents buildings under construction and plant and machinery pending installation, and is stated at cost less impairment losses. Depreciation begins when the relevant assets are available for use.

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset, and is recognised in profit or loss.

(e)                        Leases

(i)                                     Operating leases

Leases that do not substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as operating leases. Lease payments (net of any incentives received from the lessor) are recognised as an expense on a straight-line basis over the lease term.

(ii)                                  Finance leases

Leases that substantially transfer to the Group all the risks and rewards of ownership of assets are accounted for as finance leases. At the commencement of the lease term, a finance lease is capitalised at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the statement of financial position as finance lease payables. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under finance leases are depreciated the same as owned assets.

4.                            SIGNIFICANT ACCOUNTING POLICIES (continued)

(f)                          Research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally generated intangible asset arising from the Group’s products development is recognised only if all of the following conditions are met:

•                               An asset is created that can be identified (such as software and new processes);

•                               It is probable that the asset created will generate future economic benefits; and

•                               The development cost of the asset can be measured reliably.

Internally generated intangible assets are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

(g)                       Intangible assets

Intangible assets represented technical know-how and computer software acquired and are stated at cost less accumulated amortisation and impairment losses. Amortisation is calculated on a straight-line basis over their estimated useful lives which are ranging from three to ten years.

(h)                       Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average basis. The cost of finished goods and work in progress comprises raw materials, direct labour and an appropriate proportion of all production overhead expenditure, and where appropriate, subcontracting charges. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(i)                           Recognition and derecognition of financial instruments

Financial assets and financial liabilities are recognised in the statement of financial position when the Group becomes a party to the contractual provisions of the instruments.

Financial assets are derecognised when the contractual rights to receive cash flows from the assets expire; the Group transfers substantially all the risks and rewards of ownership of the assets; or the Group neither transfers nor retains substantially all the risks and rewards of ownership of the assets but has not retained control on the assets. On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and the cumulative gain or loss that had been recognised in other comprehensive income is recognised in the profit or loss.

Financial liabilities are derecognised when the obligation specified in the relevant contract is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognised and the consideration paid is recognised in the profit or loss.

(j)                           Trade and other receivables

Trade and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for impairment. An allowance for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate computed at initial recognition. The amount of the allowance is recognised in the profit or loss.

Impairment losses are reversed in subsequent periods and recognised in profit or loss when an increase in the receivables’ recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to the restriction that the carrying amount of the receivables at the date the impairment is reversed shall not exceed what the amortised cost would have been had the impairment not been recognised.

(k)                        Cash and cash equivalents

For the purpose of the statement of cash flows, cash and cash equivalents represent cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term highly liquid investments which are readily convertible into known amounts of cash and subject to an insignificant risk of change in value. Bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management are also included as a component of cash and cash equivalents.

4.                            SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)                           Financial liabilities and equity instruments

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument under HKFRSs. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred, and subsequently measured at amortised cost using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and are subsequently measured at the higher of:

•                               the amount of the obligations under the contracts, as determined in accordance with HKAS 37 “Provisions, Contingent Liabilities and Contingent Assets”; and

•                               the amount initially recognised less cumulative amortisation recognised in profit or loss on a straight-line basis over the terms of the guarantee contracts.

Convertible bonds

Convertible bonds which entitle the holder to convert into equity instruments, other than into a fixed number of equity instruments at a fixed conversion price, are regarded as combined instruments consist of a liability and a derivative component. At the date of issue, the fair value of the derivative component is determined using an option pricing model; and this amount is carried as a derivative liability until extinguished on conversion or redemption. The remainder of the proceeds is allocated to the liability components and is carried as a liability at amortised cost using the effective interest rate method until extinguished on conversion or redemption. The derivative components is measured at fair value with gains and losses recognised in profit or loss.

Transaction costs are apportioned between the liability and derivative components of the convertible bonds based on the allocation of proceeds to the liability and derivative components on initial recognition.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)                           Financial liabilities and equity instruments (continued)

Trade and other payables

Trade and other payables are stated initially at their fair value and subsequently measured at amortised cost using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

(m)                     Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably.

Revenue from the sales of manufactured goods and trading of raw material are recognised on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the title has passed to the customers and the goods are delivered or the customers have taken delivery of the goods.

Consultancy fee income is recognised when the service is rendered.

Revenue from the provision of accounting, management and consultancy services is recognised when the services are rendered.

Interest income is recognised on a time-proportion basis using the effective interest method.

Revenue from financial guarantee contracts issued is recognised on a straight-line basis over the term of the guarantee contracts.

(n)                       Employee benefits

(i)                                     Employee leave entitlements

Employee entitlements to annual leave and long service leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave and long service leave as a result of services rendered by employees up to the end of the reporting period.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(n)                       Employee benefits (continued)

(ii)                                  Pension obligations

The Group contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Group and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Group to the funds.

(iii)                               Termination benefits

Termination benefits are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

(o)                       Share-based payments

The Group issues equity-settled share-based payments to certain directors, employees and consultants.

Equity-settled share-based payments to directors and employees are measured at fair value (excluding the effect of non market-based vesting conditions) of the equity instruments at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for effect of non market-based vesting conditions.

Equity-settled share-based payments to consultants are measured at the fair value of the services rendered or if the fair value of the services rendered cannot be reliably measured, at the fair value of the equity instruments granted. The fair value is measured at the date the Group receives the services and recognised as an expense.

(p)                       Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets,

which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalised as part of the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

To the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate is the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(q)                       Government grants

A government grant is recognised when there is reasonable assurance that the Group will comply with the conditions attached to it and that the grant will be received.

Government grants relating to income are deferred and recognised in profit or loss over the period to match them with the costs they are intended to compensate.

Government grants that become receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

(r)                          Taxation

Income tax represents the sum of the current tax and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit recognised in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, unused tax losses or unused tax credits can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition other than in a business combination of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(r)                           Taxation (continued)

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates that have been enacted or substantively enacted by the end of reporting period. Deferred tax is recognised in profit or loss, except when it relates to items recognised in other comprehensive income or directly in equity, in which case the deferred tax is also recognised in other comprehensive income or directly in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

(s)                         Related parties

A party is related to the Group if:

(i)                          directly or indirectly through one or more intermediaries, the party controls, is controlled by, or is under common control with, the Group; has an interest in the Group that gives it significant influence over the Group; or has joint control over the Group;

(ii)                       the party is an associate;

(iii)                    the party is a joint venture;

(iv)                   the party is a member of the key management personnel of the Company or its subsidiaries;

(v)                      the party is a close member of the family of any individual referred to in (i) or (iv);

(vi)                   the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or

(vii)                the party is a post-employment benefit plan for the benefit of employees of the Group, or of any entity that is a related party of the Group.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(t)                          Impairment of assets

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets except goodwill, inventories and receivables to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of any impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognised immediately in the profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

(u)                       Provisions and contingent liabilities

Provisions are recognised for liabilities of uncertain timing or amount when the Group has a present legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow is remote.

4.                             SIGNIFICANT ACCOUNTING POLICIES (continued)

(v)                       Events after the reporting period

Events after the reporting period that provide additional information about the Group’s position at the end of the reporting period or those that indicate the going concern assumption is not appropriate are considered adjusting events and are reflected in the financial statements. Events after the end of reporting period that are not adjusting events are disclosed in the notes to the financial statements when material.

5.                             CRITICAL JUDGEMENTS AND KEY ESTIMATES

Critical judgements in applying accounting policies

In the process of applying the accounting policies, the directors of the Company have made the following judgements that have the most significant effect on the amounts recognised in the financial statements.

Legal titles of certain land and buildings

As stated in note 18 to the financial statements, the titles of certain factory buildings and staff dormitory and cafeteria in the PRC have not been obtained by the Group at the beginning of 2009.

The factory buildings were constructed by the Group on two parcels of land which were leased from third parties pursuant to relevant tenancy agreements. As the Group is not the legal owner of the land use rights of these parcels of land, the Group was not provided with the relevant title certificates for the corresponding factory buildings. The staff dormitory and cafeteria were acquired from a third party and the Group made certain renovation work to make them suitable for use. The Group was not provided with the relevant title certificates of the staff dormitory and cafeteria. It is uncertain that whether there are any defects in the title documents or whether the vendor is the legal owner of the buildings.

In November 2009, the Group disposed of these factory buildings and staff dormitory and cafeteria and the acquirers agreed to undertake any risks relating to the legal title of these buildings pursuant to the respective sale and purchase agreements. Up to the date of the respective date of disposal of the above buildings, there was no dispute over the ownership of these buildings. Based on the above, the directors of Company determine to recognise these buildings as property, plant and equipment on the ground that the Group is in substance controlling these buildings up to the date of disposal of these buildings.

5.                             CRITICAL JUDGEMENTS AND KEY ESTIMATES (continued)

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the year, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a)  Property, plant and equipment and intangible assets

The Group determines the estimated useful lives, residual values and related depreciation and amortisation charges for the Group’s property, plant and equipment and intangible assets. These estimates are based on the historical experience of the actual useful lives of property, plant and equipment and intangible assets of similar nature and functions. The Group will revise the depreciation and amortisation charge where useful lives and residual values are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(b)  Impairment loss for bad and doubtful debts

The Group makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade receivables, other receivables and amounts due from related parties and the current creditworthiness of each debtor. Impairments arise where events or changes in circumstances indicate that the balances may not be collectible. The identification of bad and doubtful debts requires the use of judgement and estimates. Where the actual result is different from the original estimate, such difference will impact the carrying value of the trade receivables, other receivables and amounts due from related parties and doubtful debt expenses in the year in which such estimate has been changed. If the financial conditions of the debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(c)  Allowance for slow-moving inventories

Allowance for slow-moving inventories is made based on the ageing and estimated net realisable value of inventories. The assessment of the allowance amount involves judgement and estimates. Where the actual outcome in the future is different from the original estimate, such difference will impact the carrying value of inventories and allowance charge/write-back in the period in which such estimate has been changed.

(d)  Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating unit to which goodwill has been allocated. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate the present value. The carrying amount of goodwill at the end of the reporting period was HK$461,866,000, no impairment loss was recognised during 2010.

5.                             CRITICAL JUDGEMENTS AND KEY ESTIMATES (continued)

Key sources of estimation uncertainty (continued)

(e)  Fair value of derivative component

As disclosed in note 33 to the financial statements, the fair value of the derivative component of the convertible bond at the date of issue and the end of the reporting period were determined using Binomial Option Pricing Models. Application of Binomial Option Pricing Models requires the Group to estimate the prominent factors affecting the fair value, including but not limited to, the expected life of the derivative component, the expected volatility of the share prices of the Company and the potential dilution in the share prices of the Company. Where the estimation on these factors is different from those previously estimated, such differences will impact the fair value gain or loss of the derivative component of the convertible bond in the period in which such determination is made.

6.                             FINANCIAL RISK MANAGEMENT

The Group’s activities expose it to a variety of financial risks: foreign currency risk, price risk, credit risk, liquidity risk and interest rate risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

(a)                        Foreign currency risk

The Group has minimal exposure to foreign currency risk as most of its business transactions, assets and liabilities are principally denominated in Hong Kong dollars, US dollars and Renminbi (“RMB”). Accordingly the Group’s profit or loss is substantially independent of changes in foreign currency exchange rate. The Group currently does not have a foreign currency hedging policy in respect of foreign currency transactions, assets and liabilities. The Group will monitor its foreign currency exposure closely and will consider hedging significant foreign currency exposure should the need arise.

(b)                       Price risk

The Group’s derivative component of convertible bond is measured at fair value at the end of each reporting period. Therefore, the Group is exposed to price risk.

At 31 December 2010, if the share price of the Company increase/decrease by 20% with other variables held constant and the fair value of the derivative component of convertible bond moved according to the historical correlation with the share price of the Company, the consolidated profit after tax for the year would have been HK$8,289,000 or HK$6,393,000 (2009 (restated): Nil) higher or lower respectively, arising from losses or gains in of fair value of the derivative component of convertible bond.

6.                             FINANCIAL RISK MANAGEMENT (continued)

(c)                        Credit risk

The carrying amounts of the bank and cash balances and, trade and other receivables included in the statement of financial position represent the Group’s maximum exposure to credit risk in relation to the Group’s financial assets.

The Group’s credit risk is primarily attributable to its trade receivables. It has policies in place to ensure that sales are made to customers with an appropriate credit history. In order to minimise credit risk, the directors review the recoverable amount of each individual trade debt regularly to ensure that adequate impairment losses are recognised for irrecoverable debts. In this regard, the directors consider that the Group’s credit risk is significantly reduced.

The credit risk on bank and cash balances is limited because the counterparties are either banks with high credit-ratings assigned by international credit-rating agencies or large PRC state-controlled banks.

Other receivables are closely monitored by the directors.

The Group has no significant concentrations of credit risk with exposure spread over a number of counterparties and customers.

(d)                       Liquidity risk

The Group’s policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient reserves of cash to meet its liquidity requirements in the short and longer term.

The maturity analysis of the Group’s financial liabilities, based on the contractual undiscounted payments, is as follows:

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	HK$’000	HK$’000	HK$’000	HK$’000

At 31 December 2010
Trade and other payables	1,535,710	—	—	—
Borrowings	506,976	—	—	—
Finance lease payables	24,642	22,115	—	—
Amounts due to directors	99	—	—	—

At 31 December 2009 (restated)
Borrowings	315,117	—	—	—
Trade and other payables	1,061,770	—	—	—
Amount due to a substantial shareholder	23,018	—	—	—
Amounts due to related companies	6,081	—	—	—

e)                            Interest rate risk

The Group’s exposure to interest-rate risk arises from its bank deposits, bank borrowings, finance lease payables and convertible bond. The bank deposits and finance lease payables bear interests at variable rates varied with the then prevailing market condition. The bank borrowings bear interests at variable rates or fixed interest rates, details of which are disclosed in note 30 to the financial statements. The exposure of the interest rate risks of the bank balances is insignificant given the existing low bank interest deposit rate. The interest rate of the convertible bond is fixed as disclosed in note 33 and expose the Group to fair value interest rate risk.

(f)                          Categories of financial instruments

	2010	2009
	HK$’000	HK$’000
		(restated)

Financial assets:
Loans and receivables (including cash and cash equivalents)	2,168,548	1,267,086

Financial liabilities:
Financial liabilities at fair value
Derivative component of convertible bond	23,967	—
Financial liabilities at amortised cost	2,088,511	1,391,418

6.                             FINANCIAL RISK MANAGEMENT (continued)

(g)                       Fair values

Except as disclosed in note 33 to the financial statements, the carrying amounts of the Group’s financial assets and financial liabilities as reflected in the consolidated statement of financial position approximate their respective fair values.

The following disclosures of fair value measurements use a fair value hierarchy which has 3 levels:

Level 1:               quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:               inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3:               inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Disclosures of level in fair value hierarchy at 31 December 2010

	Fair value measurement using:			Total
Description	Level 1	Level 2	Level 3	2010
	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond
– Derivative component	—	23,967	—	23,967

Disclosures of level in fair value hierarchy at 31 December 2009

Description	Level 1	Level 2	Level 3	2009
	HK$’000	HK$’000	HK$’000	HK$’000

Convertible bond
– Derivative component	—	—	—	—

7.          TURNOVER

The turnover of the Group which represents sales of mining machinery, related spare parts and consultancy services are as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

Sales of mining machineries	1,737,183	1,338,915
Sales of spare parts	31,522	65,854
Consultancy services income	208	—

	1,768,913	1,404,769

Consultancy services do not constitute a separate reportable segment.

8.                             OTHER INCOME

	Note	2010	2009
		HK$’000	HK$’000
			(restated)

Sales of scrap materials		54,754	39,454
Gain on trading of raw materials		4,466	7,074
Interest income		3,900	1,800
Government grants (Note)		3,819	—
Gain on disposal of a subsidiary	38(b)	1,583	—
Gain on disposals of property, plant and equipment		234	3,179
Bad debts recovered		137	—
Processing and subcontracting fees income		—	38
Others		1,040	2,123

		69,933	53,668

Note:         Government grants mainly represented reward of approximately HK$2,865,000 from Administrative Committee Zhengzhou High-Technology Development Zone（鄭州高新技術產業開發區管理委員會）for successful completion of the reverse takeover transaction.

9.                             SEGMENT INFORMATION

The directors of the Company consider that the Group operates in a single reportable segment which is managed as a single strategic business unit that is engaged in the manufacturing and sale of coal mining machinery with similar technology and marketing strategy. The Group’s operating profit or loss is earned or incurred within the People’s Republic of China (“PRC”) and all its operating assets are principally located in the PRC. Therefore, no business segment or geographical segment is presented.

Revenue from a major customer, amounted to 10% or more of the Group’s revenue are set out below:

Revenue from a major customer

	2010	2009
	HK$’000	HK$’000
		(restated)

Customer A	365,693	—

In 2009, all the customers of the Group are state-owned enterprises or under the control of state-owned enterprises.

10.                       FINANCE COSTS

	2010	2009
	HK$’000	HK$’000
		(restated)

Bank charges	1,506	697
Interest on bills	11,094	3,037
Exchange loss	555	—
Finance lease interest	393	—
Financial services charges	2,298	61
Interest on bank borrowings wholly repayable within five years	16,617	5,418
Interests on loans from a directors wholly repayable within five years	1,161	—
Interest on other loan from a third party wholly repayable within five years	7,028	10,853
Interest on convertible bond wholly repayable within five years	301	—

	40,953	20,066

11.        INCOME TAX EXPENSE

	2010	2009
	HK$’000	HK$’000
		(restated)

Current tax — Hong Kong Profits Tax
Provision for the year	6	—

Current tax — PRC Enterprise Income Tax
Provision for the year	36,157	27,175
Under/(Over)-provision in prior year	2,616	(948)

	38,779	26,227

Hong Kong Profits Tax has been provided at a rate of 16.5% on estimated assessable profit for the year ended 31 December 2010.

No provision for Hong Kong Profits Tax has been made for the year ended 31 December 2009 as the Group did not generate any assessable profits arising in Hong Kong during that year.

Under the Law of the PRC on Enterprise Income Tax (the “EIT Law”) and Implementation Regulation of the EIT Law, the tax rate of the PRC subsidiary, Zhengzhou Siwei, is 25% from 1 January 2008 onwards.

According to the new EIT law, entities that qualify as “High and New Technology Enterprises” are entitled to the preferential EIT rate of 15%. Zhengzhou Siwei received approval for the status as a “High and New Technology Enterprises”. The status is valid for three years starting from January 2008 and will be renewed after evaluation by relevant government authorities every three years. Zhengzhou Siwei is located in Zhengzhou High and New Technology Industries Development Zone, and was entitled to a PRC income tax rate of 15%.

The reconciliation between income tax expense and the product of profit before tax multiplied by PRC enterprise income tax rate is as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

Profit before tax	173,878	157,162

Domestic income tax rate	25%	25%
Tax at domestic income tax rate	43,470	39,291
Tax effect of income that is not taxable	(478)	—
Tax effect of expenses that are not deductible	12,539	4,066
Tax effect of temporary differences not recognised	4,720	(1,934)
Under/(over) provision in prior year	4,360	(1,579)
Tax effect of tax loss not recognised	20	—
Tax effect of concessionary tax rate granted	(25,852)	(13,617)

Income tax expense	38,779	26,227

12.                       PROFIT FOR THE YEAR

The Group’s profit for the year is stated after charging/(crediting) the following:

	2010	2009
	HK$’000	HK$’000
		(restated)

Amortisation of intangible assets (included in administrative expenses)	1,583	1,649
Allowance for trade and other receivables (included in administrative expenses and other operating expenses)	2,471	36
Allowance for inventories (included in other operating expenses)	2,853	—
Auditor’s remuneration	1,417	34
Cost of inventories sold#	1,420,110	1,172,838
Depreciation	18,699	15,280
Directors’ emoluments
– As directors	30	—
– For management	1,317	—
	1,347	—
Fair value loss on derivative component of convertible bond	10,790	—
Inventories written off (included in other operating expenses)	—	2,330
Net loss on cross guarantee	3,629	—
Operating lease charges
– Amortisation of prepaid land lease payments	353	322
– Land and buildings rentals	1,971	822
Research and development expenditure	4,146	764
Staff costs excluding directors’ emoluments
Salaries, bonuses and allowances	117,580	78,654
Retirement benefit scheme contributions	25,965	14,411
	143,545	93,065
Bad debt recovered	(137)	—
Gain on disposal of a subsidiary	(1,583)	—

#                               Cost of inventories sold included the aggregate of staff costs, depreciation and operating lease charges of approximately HK$122,525,000 (2009 (restated): HK$85,398,000) which are included in the amounts disclosed separately above.

13.                       DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS

The emoluments of each director disclosed in accordance with the requirement of the GEM Listing Rules in relation to the Services Group for the year ended 31 December 2010 and the Siwei Group for the period from 1 October 2010 to 31 December 2010 are as follows:

	Directors’ fees	Salaries, allowance, bonus and benefits in kind	Share-based payments	Retirement benefit scheme contributions	2010 Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
Emory WILLIAMS (note ii)	—	—	—	—	—
KIM Beom Soo (note i)	—	2,000	—	—	2,000
LEE Jong Dae	—	2,270	—	—	2,270
LEE Sung Min (note i)	—	2,000	—	—	2,000
LI Rubo (note ii)	—	—	—	—	—
Phil Qiu JIN (note iii)	—	48	—	—	48
WANG Fu (note iii)	—	616	—	3	619

Independent non-executive director
BOULANGER David Marc	—	—	—	—	—
CHAN Sze Hon	120	—	—	—	120
DONG Xiangge (note iii)	—	—	—	—	—
JIANG Ming (note iii)	—	—	—	—	—
PARKER Christopher John	—	—	—	—	—

Total for 2010	120	6,934	—	3	7,057

	Directors’ fees	Salaries, allowance and benefits in kind	Share-based payments	Retirement benefit scheme contributions	2009 Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Executive directors
KIM Beom Soo	—	—	60	—	60
LEE Jong Dae	—	1,170	251	—	1,421
LEE Sung Min	—	—	60	—	60

Independent non-executive director
CHAN Sze Hon	120	—	18	—	138
BOULANGER David Marc	—	—	60	—	60
PARKER Christopher John	—	—	60	—	60

Total for 2009	120	1,170	509	—	1,799

13.                       DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS (continued)

Notes:

(i)                           Resigned on 13 October 2010

(ii)                        Appointed on 13 October 2010

(iii)                     Appointed on 12 November 2010

There was no arrangement under which a Director waived or agreed to waive any emoluments during the year. In addition, no emoluments were paid by the Group to any of the Directors as an inducement to join or upon joining the Group or as compensation for loss of office.

The five highest paid individuals in the Group during the year included 4 (2009: 1) directors whose emoluments are reflected in the analysis presented above. The emoluments of the remaining 1 (2009: 4) individuals are set out below and prepared in the same basis of directors’ emolument of this note:

	2010	2009
	HK$’000	HK$’000

Basic salaries and allowances and benefits in kind	810	2,616
Share-based payments	—	60
Discretionary bonuses	—	165
Retirement benefit scheme contributions	24	43

	834	2,884

The emoluments fell within the following bands:

	Number of individuals
	2010	2009

Nil to HK$1,000,000	1	3
HK$1,000,001 – HK$1,500,000	—	1

	1	4

In both years, no emoluments were paid by the Group to any of the directors or the highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office.

14.                       RETIREMENT BENEFIT SCHEMES

The Group operates a Mandatory Provident Fund scheme (the “MPF Scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the profit or loss as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with employees when contributed into the MPF Scheme.

In addition to the participation in the MPF Scheme, the Group is required to contribute to a defined contribution retirement scheme for its employees in the Republic of South Korea based on the applicable basis and rates with the relevant government regulations.

The employees of the Group’s subsidiary established in the PRC are members of a central pension scheme operated by the local municipal government. This subsidiary is required to contribute certain percentage of the employees’s basic salaries and wages to the central pension scheme to fund the retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of this subsidiary. The only obligation of this subsidiary with respect to the central pension scheme is to meet the required contributions under the scheme.

The only obligation of the Group with respect of the retirement benefit schemes is to make the required contributions under the respective schemes.

15.                       DIVIDEND

No dividend have been declared or paid by the Company during the year (2009 (restated): Nil).

16                          PROFIT FOR THE YEAR ATTRIBUTABLE TO OWNERS OF THE COMPANY

The profit for the year attributable to owners of the Company included a loss of approximately HK$1,644,455,000 (2009 (restated): HK$28,920,000) which has been dealt with in the financial statements of the Company.

17.                       EARNINGS PER SHARE

Under the reverse takeover method of accounting, the 4,000,000,000 ordinary shares issued by the Company to Mining Machinery Ltd to effect the Transaction described in note 2 above are deemed to be issued on 1 January 2009 for the purpose of calculating the earnings per share.

The calculation of the basic and diluted earnings per share attributable to the ordinary equity holders of the Company is based on the following data:

	2010	2009
	HK$’000	HK$’000
		(restated)

Earnings
Earnings for the purposes of basic and diluted earnings per share (profit for the year)	135,099	130,935

Number of shares
Weighted average number of ordinary shares for the purpose of basic earnings per share	4,407,054	4,000,000
Effect of share options	14,606	—

Weighted average number of ordinary shares for the purpose of diluted earnings per share	4,421,660	4,000,000

The denominators used are the same as those detailed above for both basic and diluted earnings per share.

18.                       PROPERTY, PLANT AND EQUIPMENT

	Buildings	Plant and machinery	Office equipment	Motor vehicles	Construction in progress	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

Cost

At 1 January 2009 (restated)	48,840	60,873	3,814	4,623	37,526	155,676
Additions	8,980	22,860	1,701	3,104	16,552	53,197
Transfer	48,650	2,633	—	—	(51,283)	—
Disposals	(21,820)	(516)	(18)	(141)	—	(22,495)

At 31 December 2009 and 1 January 2010 (restated)	84,650	85,850	5,497	7,586	2,795	186,378
Additions	18,828	19,489	1,795	4,310	158,650	203,072
Arising from the Transaction	—	—	15	152	—	167
Transfer	8,005	1,859	—	—	(9,864)	—
Disposals	—	(5,392)	(240)	(1,999)	(2,767)	(10,398)
Exchange differences	3,029	3,072	197	272	100	6,670

At 31 December 2010	114,512	104,878	7,264	10,321	148,914	385,889

Accumulated depreciation

At 1 January 2009 (restated)	3,044	6,971	928	434	—	11,377
Charge for the year	4,909	8,326	970	1,075	—	15,280
Disposals	(3,315)	(19)	(7)	(41)	—	(3,382)

At 31 December 2009 and 1 January 2010 (restated)	4,638	15,278	1,891	1,468	—	23,275
Charge for the year	4,569	10,654	1,574	1,902	—	18,699
Disposal	—	(1,584)	(203)	(830)	—	(2,617)
Exchange differences	290	793	104	81	—	1,268

At 31 December 2010	9,497	25,141	3,366	2,621	—	40,625

Carrying amount

At 31 December 2010	105,015	79,737	3,898	7,700	148,914	345,264

At 31 December 2009 (restated)	80,012	70,572	3,606	6,118	2,795	163,103

18.                       PROPERTY, PLANT AND EQUIPMENT (continued)

At 31 December 2010, the carrying amount of property, plant and equipment pledged as security for the Group’s bank borrowings amounted to approximately HK$31,071,000 (2009 (restated): HK$85,072,000).

At the beginning of 2009, the Group’s buildings included certain buildings with carrying amount of approximately HK$18,406,000 for which the Group did not have relevant building ownership certificates. These buildings were disposed of during the year ended 31 December 2009.

At 31 December 2010, the Group’s buildings included four buildings with carrying amount of approximately HK$15,811,000 (2009 (Restated): HK$13,268,000) erected on lands which the Group did not have the relevant land use rights (note 24). Accordingly, the Group has not obtained the relevant construction permits and building ownership certificates for these buildings. However, the Group obtained the following certificates in relation to the construction of and right to use these buildings:

(a)                        Pursuant to the certificate of confirmation（《証明》）issued by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City（滎陽市廣武鎮）complied with the overall development programme of Guangwu Town, Xingyang City（滎陽市廣武鎮）. The Group is in the process of obtaining the relevant construction plan permit.

(b)                       Pursuant to the certificate of confirmation（《証明》）issued by Construction Administration Bureau of Xingyang（滎陽市建設管理局）dated 18 October 2009, Construction Administration Bureau of Xingyang（滎陽市建設管理局）allowed the Group to continue the construction process and at the same time applying the relevant construction permit.

(c)                        Pursuant to the certificate of confirmation（《關於鄭州四維機電設備製造有限公司相關房屋使用情況的確認函》）, issued by Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）dated 18 October 2009, despite the fact that the Group constructed certain buildings which did not have building ownership certificates, Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）agreed that the Group can continue to use the buildings before applying for the building ownership certificates.

According to a legal opinion issued by Commerce & Finance Law Offices (the “PRC Lawyer” or “北京市通商律師事務所”), based on the above certificates of confirmation despite the Group failed to apply for the relevant permits on construction of the buildings in accordance with the PRC laws and regulations, the probability of penalty imposed by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）, Construction Administration Bureau of Xingyang（滎陽市建設管理局）and Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）is low.

The Group will apply for the building ownership certificates of these buildings after obtaining the relevant land use rights. Based on the legal opinion and the fact that these buildings have been used by the Group effective from 1 January 2009, the directors of the Company are of the opinion that these buildings should be treated as assets of the Group and included in the property, plant and equipment.

The carrying value of the plant and machinery includes an amount of approximately HK$50,308,000 (2009 (restated): Nil) in respect of assets held under finance lease.

19.                       PREPAID LAND LEASE PAYMENTS

	2010	2009
	HK$’000	HK$’000
		(restated)

At beginning of year	13,919	14,241
Amortisation of prepaid land lease payments	(353)	(322)
Exchange differences	489	—

At end of year	14,055	13,919
Current portion	(364)	(358)

Non-current portion	13,691	13,561

The Group’s prepaid land lease payments represent payments for land use rights in the PRC under medium lease terms.

At 31 December 2010, the carrying amount of certain prepaid land lease payments pledged as security for the Group’s bank borrowings amounted to approximately HK$14,055,000 (2009 (restated): HK$13,919,000).

20.                       GOODWILL

HK$’000

Cost

At 1 January and 31 December 2009 (restated)	3,508
Arising on acquisition of subsidiaries (note 38(a))	458,358

At 31 December 2010	461,866

Carrying amount

At 31 December 2010	461,866

At 31 December 2009 (restated)	3,508

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (“CGUs”) that are expected to benefit from that business combination. Before recognition of impairment losses, the carrying amount of goodwill had been allocated to Zhengzhou Siwei, which is engaged in the manufacturing and sales of mining machinery.

The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and budgeted gross margin and turnover during the year. The Group estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGUs. The growth rates are based on long-term average economic growth rate of the geographical area in which the businesses of the CGUs operate. Budgeted gross margin and turnover are based on past practices and expectations on market development.

The Group prepares cash flow forecasts derived from the most recent financial budgets approved by the directors of the Group for the next ten years with the residual period using the growth rate of 3%. This rate does not exceed the average long-term growth rate for the relevant markets.

The rate used to discount the forecast cash flows from Zhengzhou Siwei was 18.95% as at 31 December 2010.

21.                      INTANGIBLE ASSETS

	Technical know-how (purchased)	Computer Software (purchased)	Total
	HK$’000	HK$’000	HK$’000

At 1 January 2009 (restated)	4,549	1,183	5,732
Additions	544	1,014	1,558

At 31 December 2009 and 1 January 2010 (restated)	5,093	2,197	7,290
Additions	2,210	2,497	4,707
Exchange differences	182	79	261

At 31 December 2010	7,485	4,773	12,258

Accumulated amortisation

At 1 January 2009 (restated)	1,795	96	1,891
Amortisation for the year	1,444	205	1,649

At 31 December 2009 and 1 January 2010 (restated)	3,239	301	3,540
Amortisation for the year	1,340	243	1,583
Exchange differences	153	17	170

At 31 December 2010	4,732	561	5,293

Carrying amount

At 31 December 2010	2,753	4,212	6,965

At 31 December 2009 (restated)	1,854	1,896	3,750

21.        INTANGIBLE ASSETS (continued)

The average remaining amortisation period of the technical know-how as at 31 December 2010 and 2009 was 19 months and 13 months respectively. Moreover, the average remaining amortisation period of computer software as at 31 December 2010 and 2009 was 95 months and 101 months respectively.

The Group carried out a review of the recoverable amount of its intangible assets for the year ended 31 December 2010 and 2009, with regard to the market conditions of its products. The recoverable amount of the relevant assets has been determined on the basis of their value in use. The directors of the Company are of the opinion that there was no impairment in the intangible assets as at 31 December 2010 and 2009.

22.                       SUBSIDIARIES

Particulars of the principal subsidiaries at 31 December 2010 and 2009 are as follows:

Name	Place of incorporation/ registration and operation	Issued/Registered/ fully paid up capital	Percentage of ownership interest/ voting power/profit sharing		Principal activities

			Direct	Indirect

Zhengzhou Siwei (Note 1)	The PRC	Registered capital of RMB284,837,000/ RMB263,825,000	—	100%	Manufacturing and sales of mining machinery

Hong Kong Siwei Holdings Limited (formerly known as International Mining Machinery Siwei Holdings Limited)	Hong Kong	2,301,001 ordinary shares of HK$10 each	—	100%	Investment holding

Vasky Energy Ltd	British Virgin Islands	1 ordinary share of US$1 each	100%	—	Investment holding

IFS Asia-Pacific Limited	Hong Kong	100,000 ordinary shares of HK$1 each	100%	—	Provision of corporate secretarial services

Vasky Korea Inc. * (Note 2)	South Korea	N/A	—	—	N/A

*                                 Disposed on 30 November 2010

The above list contains the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group.

22.                       SUBSIDIARIES (continued)

Notes:

(1)                        Zhengzhou Siwei was established as a domestic enterprise on 9 June 2003 in the PRC with limited liability. On 20 March 2007, the then equity holders of Zhengzhou Siwei entered into a joint venture agreement with HK Siwei whereby the then equity holders of Zhengzhou Siwei agreed to sell 25% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. Accordingly Zhengzhou Siwei became a sino-foreign equity joint venture on 20 April 2007 and an associate of HK Siwei. Pursuant to a share transfer agreement dated 17 September 2007, all the individual equity holders of Zhengzhou Siwei agreed to sell their entire 75% equity interest in Zhengzhou Siwei in aggregate to HK Siwei. As a result, Zhengzhou Siwei became a wholly-owned subsidiary of HK Siwei and a wholly-owned foreign enterprise established in the PRC.

On 31 July 2004, Zhengzhou Siwei revalued certain of its property, plant and equipment and prepaid land lease payments with the revaluation gains of RMB21,012,000 credited to the capital reserve account of Zhengzhou Siwei in accordance with the Generally Accepted Accounting Principles of the PRC.

Pursuant to a resolution passed on 16 September 2004 by the then equity holders of Zhengzhou Siwei, the directors of Zhengzhou Siwei were authorised to capitalise RMB34,381,000 standing to the credit of the capital reserve account of Zhengzhou Siwei, which comprised capital reserve of RMB13,369,000 and the revaluation gains of RMB21,012,000 as stated above, by applying such sum as paying up in full RMB34,381,000 capital in proportion to equity holders of Zhengzhou Siwei, whose names appeared on the register of member of Zhengzhou Siwei at the close of business on 16 September 2004.

Since the revaluation of land use rights and property, plant and equipment amounting to RMB21,012,000 is not in compliance with the subsequent measurement requirement of HKAS 17 “Leases” and HKAS 16 “Property, Plant and Equipment”, the revaluation gains and the corresponding increase in capital as mentioned in the paragraphs above is reversed for the purpose of these financial statements prepared in accordance with HKFRSs. Therefore the fully paid-up capital as disclosed in these financial statements prepared in accordance with HKFRSs does not agree with the fully paid-up capital as registered by Zhengzhou Siwei.

(2)                        By a sales and purchase agreement signed on 30 November 2010, Vasky Korea Inc., a wholly owned subsidiary, was disposed to an independent third party with a consideration of HK$1.

23.                       INVENTORIES

	2010	2009
	HK$’000	HK$’000
		(restated)

Raw materials	112,609	81,552
Work in progress	80,684	71,789
Finished goods	8,721	30,338

	202,014	183,679

As at 31 December 2010, inventories with carrying amount of approximately HK$186,476,000 (2009 (restated): HK$57,350,000) were pledged as security for banking facilities granted to the Group as set out in note 30 to the financial statements.

24.                       TRADE AND OTHER RECEIVABLES

	2010	2009
	HK$’000	HK$’000
		(restated)

Trade receivables	1,588,936	959,080
Allowances for bad and doubtful debts	(11,670)	(4,965)

	1,577,266	954,115
Bills receivables	22,947	1,250
Prepayments	182,378	42,349
Deposits	28,473	13,668
Other receivables	103,089	83,341

	1,914,153	1,094,723

The Group’s trading terms with customers other than those for retention receivables are due on delivery. Deposit payments are normally required. The credit term for retention receivables is generally one year. The Group seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the directors.

Prepayments mainly represent the prepayments for land lease payments and property, plant and equipment.

24.                       TRADE AND OTHER RECEIVABLES (continued)

The ageing analysis of trade receivables, based on the delivery date, and net of allowances, are as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

0 to 90 days	914,651	683,351
91 to 180 days	210,320	116,438
181 to 365 days	160,715	85,657
Over 1 year	291,580	68,669

	1,577,266	954,115

As at 31 December 2010, approximately HK$346,900,000 (2009 (restated): Nil) of trade receivables were pledged to banks to secure short-term bank loans as set out in note 30 to the financial statements.

Reconciliation of allowance for trade receivables:

	2010	2009
	HK$’000	HK$’000
		(restated)

At beginning of year	4,965	4,297
Arising from the Transaction	3,991	—
Allowance for the year	3,165	1,516
Reversal of allowances	(694)	(848)
Exchange differences	243	—

At end of year	11,670	4,965

24.                       TRADE AND OTHER RECEIVABLES (continued)

As of 31 December 2010, trade receivables of approximately HK$1,390,311,000 (2009 (restated): HK$806,464,000) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

0 to 90 days	770,736	624,738
91 to 180 days	192,743	83,522
181 to 365 days	143,086	55,920
Over 1 year	283,746	42,284

	1,390,311	806,464

“Most of the customers of the Group are state-owned enterprises or under the control of state-owned enterprises. In this regard, the directors of the Group consider that there is no material collectability problem with the trade receivables as at 31 December 2010.”

The carrying amounts of the Group’s trade receivables are denominated in RMB.

Included in other receivables at 31 December 2010 are deposits for acquisition of four parcels of land in Guangwu Town, Xingyang City（滎陽市廣武鎮）of approximately HK$74,737,000 (2009 (restated): HK$20,885,000), for which the directors of the Company and the existing owners of these parcels of land have not yet concluded the prices for the transfer of the legal titles. Accordingly, the Group did not have the relevant land use right certificates. During the years ended 31 December 2010 and 2009, the Group constructed four buildings on these parcels of land. The Group obtained the following certificates in relation to the land use rights:

(a)                        Pursuant to the certificate of confirmation《証明》issued by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）dated 21 October 2009, the construction plan of the Group in Guangwu Town, Xingyang City（滎陽市廣武鎮）complied with the overall development programme of Guangwu Town, Xingyang City（滎陽市廣武鎮）. The Group is in the process of obtaining the relevant construction plan permit.

(b)                       Pursuant to the certificate of confirmation《証明》issued by Land Resources Bureau of Xingyang（滎陽市國土資源局）dated 5 January 2010, the Group has not yet obtained the land use right certificates. The procedures in relation to the change in the usage of land are in progress and the Group is allowed to construct and use the properties for production and operation on these parcels of land before obtaining the relevant land use right certificates without any penalty.

According to a legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, despite the fact that the Group’s buildings were erected on the land before obtaining the relevant land use right certificates, the probability of penalty imposed by Planning Administration Bureau of Xingyang（滎陽市規劃管理局）and Land Resources Bureau of Xingyang（滎陽市國土資源局）is low.

25.                       AMOUNT DUE FROM A DIRECTOR

Amount due from a director disclosed pursuant to section 161B of the Hong Kong Companies Ordinance are as follows:

Name	Terms of loan	Balance at 31 December 2010	Balance at 1 January 2010	Maximum amount outstanding during the year
		HK$’000	HK$’000	HK$’000
			(restated)

Mr. WANG Fu	Non-trade in nature, unsecured, repayable on demand and interest-free	—	23	23

26.                       AMOUNTS DUE FROM RELATED COMPANIES

Amounts due from related companies disclosed pursuant to section 161B of the Hong Kong Companies Ordinance are as follows:

Name	Name of directors/ key management personnel having beneficial interests	Balance at 31 December 2010	Balance at 1 January 2010	Maximum amount outstanding during the year
		HK$’000	HK$’000	HK$’000
			(restated)

Beijing Siwei Coal Mine Technical Co., Ltd.	Mr. LI Rubo	—	568	568

Huainan Long Wall Coal Mine Mechanical Co., Ltd.	Mr. Emory WILLIAMS	—	33,044	33,044

Jixi Coal Mine Mechanical Co., Ltd.	Mr. LI Rubo and Mr. Emory WILLIAMS	—	14,684	14,684

		—	48,296

The above balances are unsecured, interest-free and have no fixed repayment terms.

27.                      AMOUNTS DUE TO A SUBSTANTIAL SHAREHOLDER/DIRECTORS/RELATED COMPANIES

The amounts due are unsecured, interest-free and have no fixed repayment terms. The amount due to a substantial shareholder was fully settled during 2010.

28.                       PLEDGED BANK DEPOSITS AND BANK AND CASH BALANCES

The Group’s pledged bank deposits represented deposits in RMB pledged to banks to secure banking facilities granted to the Group as set out in notes 30 to the financial statements. As at 31 December 2010, pledged deposits of approximately HK$286,709,000 (2009 (restated): HK$93,097,000) are at fixed interest rate ranging from 1.98% to 2.2% (2009 (restated): 1.98%) per annum therefore are subject to fair value interest rate risk and approximately HK$47,400,000 (2009 (restated): Nil) are at floating interest rate, therefore are subject to cashflow interest rate risk.

The carrying amounts of the Group’s bank and cash balances are denominated in the following currencies:

	2010	2009
	HK$’000	HK$’000
		(restated)

Hong Kong dollars	15,164	—
US dollars	32,807	61
RMB	54,681	30,886
Others	12	—

	102,664	30,947

Conversion of RMB into foreign currencies is subject to the PRC’s Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations.

29.                       TRADE AND OTHER PAYABLES

	2010	2009
	HK$’000	HK$’000
		(restated)

Trade payables	873,251	772,065
Bills payables	451,728	100,962
Accruals and other payables	71,777	22,300
Advance receipts from customers	29,792	91,469
VAT and other tax	76,346	66,527
Accrued staff salaries and welfares	32,816	8,447

	1,535,710	1,061,770

The ageing analysis of trade payables, based on the date of receipt of goods, is as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

0 to 90 days	539,346	416,085
91 to 180 days	96,787	127,694
181 to 365 days	102,421	91,336
Over 1 year	134,697	136,950

	873,251	772,065

Bills payables have an average maturity period of 180 days, interest-free and are secured by charges over the Group’s bank deposits, inventories and guarantees given by a director and third parties.

The carrying amounts of the Group’s trade payables are denominated in the following currencies:

	2010	2009
	HK$’000	HK$’000
		(restated)

EURO	936	1,060
Hong Kong dollars	2,026	—
US dollars	652	—
RMB	869,637	771,005

	873,251	772,065

30.                       BORROWINGS

	2010	2009
	HK$’000	HK$’000
		(restated)

Short term bank loans, secured	496,042	144,886
Other loans	400	155,663

	496,442	300,549

The borrowings are repayable on demand or within one year.

The carrying amounts of the borrowings are denominated in the following currencies:

	HK$	RMB	USD	Total
	HK$’000	HK$’000	HK$’000	HK$’000

At 31 December 2010
Short term bank loans	—	496,042	—	496,042
Other loans	400	—	—	400

	400	496,042	—	496,442

At 31 December 2009 (restated)
Short term bank loans	—	144,886	—	144,886
Other loans	—	—	155,663	155,663

	—	144,886	155,663	300,549

30.                       BORROWINGS (continued)

The average interest rates were as follows:

	2010	2009
		(restated)

Short term bank loans	4.9%-7.4%	4.9% - 7.4%
Other loans	—	8.0%

Short term bank loans of approximately HK$82,200,000 (2009 (restated): HK$144,886,000) and other loans are arranged at fixed interest rates and expose the Group to fair value interest rate risk. Short term bank loans of approximately HK$413,842,000 (2009 (restated): Nil) are arranged at floating rates, thus exposing the Group to cash flow interest rate risk.

The short term bank loans as at 31 December 2010 are secured by charges over the Group’s trade receivables, inventory, property, plant and equipment, prepaid land lease payments, and guarantees from a director and third parties.

The short term bank loans as at 31 December 2009 are secured by charges over the Group’s property, plant and equipment, prepaid land lease payments and guarantees given by a director of a subsidiary and third parties.

The other loans as at 31 December 2010 are unsecured, interest free and repayable on demand.

The other loans as at 31 December 2009 are secured by the first floating charge over all the Company’s undertaking, property, assets and rights whatsoever and wheresoever both present and future and the share pledge agreement made between the then parent of a subsidiary and the lender. The loans were fully repaid during 2010.

31.                       PROVISIONS

	Cross guarantee	Warranty	Total
	HK$’000	HK$’000	HK$’000
	(Note 39)

At beginning of year	—	1,875	1,875
Addition provisions	7,491	1,891	9,382
Amortisation/provision used	(3,862)	(2,860)	(6,722)
Underprovision in prior year	—	969	969
Exchange differences	99	67	166

At end of year	3,728	1,942	5,670

The warranty provisions represent the Group’s best estimate of the Group’s liability under 12 months warranties granted on mining machinery based on prior experience and industry averages for defective products.

32.                       FINANCE LEASE PAYABLES

	Minimum lease payments	Present value of minimum lease payments
	2010	2010
	HK$’000	HK$’000

Amounts payable under finance leases:
Within one year	24,642	22,189
In the second year	22,115	21,310

	46,757	43,499
Less: Future finance charges	(3,258)	—

Present value of lease obligations	43,499	43,499

Less: Amount due for settlement within twelve months (shown under current liabilities)		(22,189)

Amount due for settlement after twelve months (shown under non-current liabilities)		21,310

32.                       FINANCE LEASE PAYABLES (continued)

The Group leased certain of its plant and machinery under finance lease during the year. The average lease term is two years. For the year ended 31 December 2010, the average effective borrowing rate was 7.6% per annum. Interest rates are floating during the contract period.

All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The Group’s obligations under finance leases are secured by the lessors’ charge over the leased assets.

The Group did not have obligations under finance leases as at 31 December 2009.

33.                       CONVERTIBLE BOND

On 14 July 2008 the Services Group issued a convertible bond with a nominal value of HK$21,726,600 (“CB”). At the option of the bondholders, the bondholders have the right, subject to “Conditions Precedent” stated in terms of CB to convert either in whole or in part (in multiples of HK$100) the principal amount into the Company’s ordinary shares at an initial conversion price, subject to adjustment, of HK$0.35 per share for the period commencing from the date of issue of the CB up to the maturity date at the discretion of the holders of the CB, provided that any conversion shall be made in amounts of not less than a whole multiple of HK$100 on each conversion save that if at any time the outstanding principal amount of the CB is less than HK$100, the whole (but not part only) of the outstanding principal amount of the CB may be converted. Any CB not converted will be redeemed on 13 July 2013 at 100% of their face value plus accrued interest. CB carries interests at 1% per annum payable semi-annually in arrears on the last day of each half year. In the event that the prevailing price of the conversion shares is at least HK$2 per share for 5 consecutive trading days before the maturity date, the bondholders of the CB shall mandatory exercise its rights to convert all of the CB into conversion shares. The Company may redeem all but not some of the CB at face value plus accrued interest at any time after the issuance of the CB but prior to the maturity date at its discretion by 30 business days’ notice in advance to the bondholders of the CB, provided that each bondholders of the CB shall retain its conversion right prior to the completion of the redemption.

Details of CB are disclosed in the Company’s announcement dated 16 July 2008.

33.                       CONVERTIBLE BOND (continued)

On 5 February 2010 and 14 July 2010, respectively, HK$400,400 and HK$3,850,000 of CB were converted into 1,144,000 and 11,000,000 ordinary shares of the Company.

HK$’000

Liability components at 30 September 2010, at fair value	12,460
Interest charged	301

Liability components at 31 December 2010	12,761

Derivative components at 30 September 2010	13,177
Fair value loss for the period from 1 October 2010 to 31 December 2010	10,790

Derivative components at 31 December 2010	23,967

The interest charged for the year is calculated by applying an effective interest rate of 10.18% to the liability components since the bonds were issued.

The directors estimate the fair values of the liability components of the CB at 31 December 2010 to be approximately HK$12,347,000 (2009 (restated): Nil). This fair value has been calculated by discounting the future cash flows at the market rate.

The fair value of the derivative component of CB was revalued as at the date of issue and at the end of each reporting period based on valuation by an independent valuer, Greater China Appraisal Limited, determined using the Binomial Option Pricing Model. The significant inputs to the model were as follows:

	At 30 September 2010	At 31 December 2010

Share price of underlying shares (HK$)	0.510	0.830
Exercise price (HK$)	0.350	0.350
Expected volatility (%)	100.66	70.400
Expected life (years)	2.79	2.53
Risk-free rate (%)	0.634	0.788
Expected dividend yield (%)	—	—

Expected volatility was determined by calculating the historical volatility of the Company’s share price over the previous periods equivalent to the length of the expected life.

34.                       DEFERRED TAX

Under the New Income Tax Law and the Implementation Rules, from 1 January 2008, non-resident enterprises without an establishment or place of business in the PRC or which have an establishment or place of business in the PRC but whose relevant income is not effectively connected with the establishment or a place of business in the PRC, will be subject to withholding tax at the rate of 10% on various types of passive income such as dividends derived from sources within the PRC. A lower withholding tax rate may be applied if there is a tax treaty between China and jurisdiction of the foreign investors. For the Group, the applicable rate is 5%.

According to the notice Caishui 2008 No. 1 released by the Ministry of Finance and the State Administrative of Taxation, distributions of the pre-2008 retained profits of a foreign-invested enterprise to a foreign investor in 2008 or after are exempt from enterprise income tax. Accordingly, the retained profits as at 31 December 2007 in the Group’s PRC subsidiary will not be subject to 5% withholding tax on the future distributions.

The Group is liable to withholding tax on dividends distributed from the Group’s PRC subsidiary in respect of their profits generated on or after 1 January 2008. As at 31 December 2010, temporary differences relating to the undistributed profits of the Group’s PRC subsidiary of approximately RMB278,412,000 (equivalent to HK$315,459,000) (2009 (restated): RMB160,441,000 (equivalent to HK$180,268,000)). Deferred tax liabilities have not been recognised in respect of the tax that would be payable on the distribution of these retained profits as the Company controls the dividend policy of these foreign-invested enterprises and it has been determined that it is probable that profits will not be distributed by these foreign-invested enterprises in the foreseeable future.

No provision for deferred taxation has been made in the financial statements as the tax effect of temporary differences is immaterial to the Group.

35.                       ISSUED EQUITY

Number of shares	Issued equity
HK$’000

5,614,942,395	846,632

(a)        Issued equity of the Group

Due to the application of reverse takeover basis of accounting, the amount of issued equity of the Group, which includes share capital and share premium in the consolidated statement of financial position, represents the amount of issued equity of the legal subsidiary, Hong Kong Siwei Holdings Limited, immediately before the acquisition of approximately HK$23,010,000, the deemed cost of acquisition of the Services Group of approximately HK$823,621,000 (Note 38(a) below), after deducting the costs of issuing the new shares. The equity structure, being the number and type of shares, reflects the equity structure of the legal parent, ERA Holdings Global Limited.

35.                       ISSUED EQUITY (continued)

(b)                       Share capital of the Company

The movements in the share capital of the Company are as follows:

	Note	Number of shares	Nominal value
			HK$’000

Ordinary shares

Authorised:
Ordinary shares of HK$0.01 each
At 1 January 2009, 31 December 2009, 1 January 2010 and 31 December 2010		10,000,000,000	100,000

Issued and fully paid:
Ordinary shares of HK$0.01 each at 1 January 2009		384,000,000	3,840
Issued of shares on placement	(a)	14,724,000	147
Equity-settled share based payments	(b)	838,581	9

At 31 December 2009 and at 1 January 2010		399,562,581	3,996
Conversion of convertible bonds	(c)	12,144,000	121
Issued of shares on placement	(d)	1,200,000,000	12,000
Equity-settled share based payments	(e)	3,235,814	32
Issue of consideration shares	(f)	4,000,000,000	40,000

At 31 December 2010		5,614,942,395	56,149

Notes:

(a)                       On 29 December 2008, the Company entered into the subscription agreements with three subscribers for the aggregate subscription of 14,724,000 subscription shares at an aggregate consideration of HK$1,766,880, representing a subscription price of HK$0.12 per subscription share. The subscription was completed on 2 February 2009 and the premium on the issue of shares, amounting to approximately HK$1,620,000, net of share issue expenses, was credited to the Company’s share premium account.

35.                       ISSUED EQUITY (continued)

(b)                       Share capital of the Company (continued)

Notes:  (continued)

(b)                      On 29 June 2009, the Company issued 388,000 ordinary shares of HK$0.01 each at a price of HK$0.2 per share to Somerley Limited (“Somerley”), an independent consultant, to settle of professional fees of approximately HK$78,000. The premium on the issue of shares, amounting to approximately HK$74,000, net of share issue expenses, was credited to the Company’s share premium account.

On 1 December 2009, the Company further issued 450,581 ordinary shares of HK$0.01 each at a price of HK$0.258 per share to Somerley to settle the professional fees of approximately HK$116,000. The premium on the issue of shares, amounting to approximately HK$111,000, net of share issue expenses, was credited to the Company’s share premium account.

(c)                       During the year, convertible bonds of the Company in aggregate principal amount of HK$4,250,400 were converted into 12,144,000 shares of HK$0.01 each of the Company at a conversion price of HK$0.35 per share. The premium on the conversion of convertible bonds to the issue of shares, amounting to approximately HK$6,168,000, was credited to the Company’s share premium account. These shares issued rank pari passu all respects with the existing shares. Details of the convertible bonds are set out in note 33.

(d)                      On 20 September 2010, the Company and a placing agent entered into a placing agreement in respect of the placement of 1,200,000,000 ordinary shares of HK$0.01 each to independent investors at a price of HK$0.364 per share. The placement was completed on 30 September 2010 and the premium on the issue of shares, amounting to approximately of HK$413,460,000, net of share issue expenses, was credited to the Company’s share premium account.

(e)                       On 30 September 2010, the Company issued 572,584 ordinary shares of HK$0.01 each at a price of HK$0.6799 per share to Somerley to settle of professional fees of approximately HK$389,000. The premium on the issue of shares, amounting to approximately HK$383,000, net of share issue expenses, was credited to the Company’s share premium account.

On 30 September 2010, the Company further issued 2,663,230 ordinary shares of HK$0.01 each at a price of HK$0.291 per share to Somerley to settle the professional fees of approximately HK$775,000. The premium on the issue of shares, amounting to approximately HK$748,000, net of share issue expenses, was credited to the Company’s share premium account.

(f)                         As mentioned in note 2 above, the consideration of the Transaction was satisfied by the allotment and issue of 4,000 million consideration shares to Mining Machinery Ltd.. The Transaction was completed on 30 September 2010. For the purpose of accounting, the consideration shares are issued at the quoted share price of the Company on the completion date of HK$0.51 per share, resulting in credits to share capital of the Company of HK$40,000,000 and share premium of HK$2,000,000,000 (Note 36).

36.                       RESERVES

(a)                        The Group

The amounts of the Group’s reserves and movements therein are presented in the consolidated statement of comprehensive income and consolidated statement of changes in equity.

36.                       RESERVES (continued)

(b)                       Company

	Share premium account	Share option reserve	Accumulated losses	Total
	HK$’000	HK$’000	HK$’000	HK$’000

At 1 October 2010	2,532,193	4,877	(182,984)	2,354,086

Loss from 1 October 2010 to 31 December 2010	—	—	(1,644,455)	(1,644,455)

At 31 December 2010	2,532,193	4,877	(1,827,439)	709,631

(c)    Nature and purpose of reserves

(i)            Share premium account

Under the Companies Law of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.

(ii)           Exchange reserve

The exchange reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policies set out in note 4(c) to the financial statements.

(iii)          Share option reserve

The share options reserve represents the fair value of the actual or estimated number of unexercised share options granted to certain directors, employees and other eligible participants of the Group as set out in note 37 to financial statements recognised in accordance with the accounting policies in note 4(o) to the financial statements.

(iv)          Statutory reserve

The statutory reserve, which is non-distributable, is appropriated from the profit after tax of the Group’s PRC subsidiaries under applicable laws and regulations in the PRC.

37.                       SHARE-BASED PAYMENTS

Pursuant to written resolutions of the shareholders of the Company dated 5 June 2001, Share Option Scheme was adopted by the Company with a purpose to recognise the contribution of certain Directors, employees, consultants and advisors of the Group to the growth of the Group and/or the listing of the Company’s shares on GEM on 28

June 2001.

Under the terms of the Share Option Scheme adopted by the Company, Directors are authorised, at their discretion, to invite any Directors and employees of the Group to take up options to subscribe for shares of the Company. The subscription price will be determined by the Directors, and will be equal to the higher of (i) the nominal value of the shares; (ii) the closing price per share of the Company as stated in the daily quotation sheet of the Stock Exchange of Hong Kong Limited (the “Exchange”) on the date of the grant of the option, which must be a business day; and (iii) the average of the closing price of the shares of the Company as stated in the Exchange’s daily quotation sheet for the five trading days immediately preceding the date of the grant of the options.

The maximum number of shares in respect of which options may be granted under the Share Option Scheme and any other schemes of the Company is not permitted to exceed 10% of the shares of the Company in issue at the adoption date. The Company may seek approval by the Company’s shareholders in general meeting for granting options beyond the 10% limit.

The total number of the shares of the Company which may be issued upon exercise of all outstanding options granted and yet to be exercised under the Share Option Scheme and any other schemes of the Company must not exceed 30% of the shares of the Company in issue from time to time. HK$1 is payable as consideration for each offer of share option granted and options granted must be taken up within 28 days from date of grant. An option may be exercised in accordance with the terms of the Share Option Scheme at any time during the period commencing immediately after the date on which the options deemed to be granted and accepted and expiring on a date to be determined and notified by the Directors to the grantee.

The Share Option Scheme became effective for a period of 10 years commencing on the adoption on 5 June 2001. Further details of the Share Option Scheme are set out in the prospectus of the Company dated 12 June 2001.

37.                       SHARE-BASED PAYMENTS (continued)

The following table discloses details of options outstanding and the movements during the year ended 31 December 2010 under the Share Option Scheme adopted by the Company on 5 June 2001:

	Number of shares options
Grantee	Outstanding as at 1 October 2010	Reallocation (Note)	Lapsed during the year	Outstanding as at 31 December 2010

Total of directors	7,700,000	6,400,000	—	14,100,000
Employees in aggregate	4,900,000	—	—	4,900,000

	12,600,000	6,400,000	—	19,000,000

Advisors and consultants	25,800,000	(6,400,000)	—	19,400,000

Details of the options granted under the share option scheme are as follows:

Date of grant	Exercise period	Exercise price
		HK$

10 July 2008	10 July 2009 – 09 July 2013	0.40

If the options remain unexercised after a period of 5 years from the date of grant, the options will be expired. Options are forfeited if the employee leaves the Group before the options vest.

Note:         Mr. Emory WILLIAMS and Mr. LI Rubo appointed as directors of the Company on 13 October 2010. Prior to the appointment, Mr. Emory WILLIAMS and LI Rubo acted as advisors and consultants of the Group. Therefore their outstanding options ere reallocated from advisors and consultants accordingly.

37.                       SHARE-BASED PAYMENTS (continued)

Details of the share options outstanding during the year are as follows:

	2010
	Number of share options	Weighted average exercise price
		HK$

Outstanding at 1 October 2010	38,400,000	0.40

Outstanding at 31 December 2010	38,400,000	0.40

Exercisable at 31 December 2010	38,400,000

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

(a)                        Acquisition of subsidiaries

As mentioned in note 2 above, on 30 September 2010, the Company issued 4,000,000,000 ordinary shares in exchange for the entire shareholdings in the Siwei Group. Pursuant to HKFRS 3 (Revised) and as disclosed in note 2, HK Siwei is deemed to be the effective acquirer of the Services Group, reverse takeover accounting is adopted to account for the Transaction, and accordingly these consolidated financial statements of Siwei Group, and the results of the Services Group have been consolidated since the completion date of the Transaction.

The fair value of the identifiable assets and liabilities of Services Group and goodwill arising from the Transactions are as follows:

HK$’000

Purchase consideration:

Consideration deemed to have been paid by Siwei Group (Note (i))	823,621

Less: Fair value of net assets of the Services Group assumed — (Note (ii))	(365,263)

Goodwill	458,358

Notes:

(i)                          The fair value of the consideration deemed to have been paid by the Siwei Group was based on the fair value of the equity instruments deemed to have been issued by the Siwei Group for the acquisition of the Services Group.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(a)                        Acquisition of subsidiaries (continued)

(ii)                       The separately identifiable assets and liabilities of the Services Group as at the completion date of the Transaction were as follows:

	Fair value	Acquiree’s carrying amount
	HK$’000	HK$’000

Property, plant and equipment (Note 18)	167	167
Trade and other receivables	440,465	440,465
Prepayments and deposits	20,120	20,120
Income tax recoverable	9	9
Bank and cash balances	1,561	1,561
Trade and other payables	(71,422)	(71,422)
Derivative component of convertible bond	(13,177)	(13,177)
Convertible bonds	(12,460)	(13,805)

Net assets assumed	365,263	363,918

HK$’000

Satisfied by:
Total deemed consideration transferred	823,621

Net cash inflow arising on acquisition:
Cash and cash equivalents acquired	1,561

The Services Group contributed turnover of approximately HK$208,000 and net loss of approximately HK$1,641,846,000 to the Group for the period from 1 October 2010 (completion date of the Transaction) to 31 December 2010. If the Transaction had occurred on 1 January 2010, the turnover and net loss contributed by the Services Group would have been approximately of HK$983,000 and HK$1,695,112,000 respectively.

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(b)                       Disposal of a subsidiary

As referred to in note 22 to the financial statements, on 30 November 2010 the Group discontinued its consultancy services business at the time of the disposal of a subsidiary, Vasky Korea Inc..

Net assets at the date of disposal were as follows:

HK$’000

Prepayments, deposits and other receivables	7,046
Bank and cash balances	1
Accruals and other payables	(9,135)

Net liabilities disposed of	(2,088)
Release of foreign currency translation reserve	506
Gain on disposal of a subsidiary	1,583

Total consideration — satisfied by cash	1

Net cash inflow arising on disposal:
Cash consideration received	1
Cash and cash equivalents disposed of	(1)

(—)

38.                       NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(c)                        Major non-cash transactions

(i)                          Included in prepayments as at 31 December 2010 were advance payments of HK$Nil (2009 (restated): HK$6,834,000) for the acquisition of property, plant and equipment; and as at 31 December 2010 were advance payments of HK$Nil (2009 (restated): HK$20,885,000) for the prepaid land lease.

(ii)                       Included in accruals and other payables as at 31 December 2009 were amounts of HK$5,927,000 in respect of cost of property, plant and equipment and prepaid land lease not yet paid.

(iii)                    Included in share capital as at 31 December 2010 is an amount of HK$23,010,000 in respect of cost of loan capitalisation of amount due to a shareholder.

(iv)                   Additions of property, plant and equipment during the year of HK$47,454,000 (2009 (restated): Nil) were financed by finance lease.

(v)                      Addition to property, plant and equipment by during the year of HK$1,085,000 (2009: (restated):

Nil) were settled by other receivables.

39.                       CONTINGENT LIABILITIES

Legal titles of certain land and buildings

The Group erected four buildings on certain parcels of land which the Group did not have relevant land use rights. Notwithstanding the local government authorities, including Planning Administration Bureau of Xingyang（滎陽市規劃管理局）, Construction Administration Bureau of Xingyang（滎陽市建設管理局）, Real Estate Administration Bureau of Xingyang（滎陽市房地產管理局）and Land Resources Bureau of Xingyang（滎陽市國土資源局）, have issued certificates of confirmation in respect of the Group’s right to use these buildings and parcels of land, the Group may subject to penalty for the breach of PRC laws and regulations. The directors do not consider a provision for liability be necessary on the grounds that there are no reliable estimate that can be made; and, according to the legal opinion issued by the PRC Lawyer, based on the above certificates of confirmation, the probability of penalty is low.

Financial guarantees issued

Pursuant to directors’ meetings of Zhengzhou Siwei held on 20 April 2010 and 18 August 2010, the directors of Zhengzhou Siwei resolved to approve cross guarantee agreements from which Zhengzhou Siwei and two third parties mutually agreed to issue cross guarantee to the extent of approximately HK$117,702,000 (2009 (restated): HK$56,818,000) and HK$153,013,000 (2009 (restated): HK$68,182,000) respectively, to banks in respect of banking facilities granted to Zhengzhou Siwei and the third parties. Under such cross guarantees, Zhengzhou Siwei and the third parties are jointly and severally liable for all or any of each of their borrowings from the banks for one year.

At 31 December 2010, the directors of the Group do not consider it probable that a claim will be made against Zhengzhou Siwei under the above guarantees as the default risk is low. The maximum liability of Zhengzhou Siwei as at 31 December 2010 under the guarantees is the amount of bank loans drawn under the cross guarantees by the third parties at that date of approximately HK$141,243,000.

39.                       CONTINGENT LIABILITIES (continued)

Financial guarantees issued (continued)

The fair values at inception dates have been arrived at based on a valuation carried out by Greater China Appraisal Limited, independent valuer not connected with the Group.

40.                       CAPITAL COMMITMENTS

The Group’s capital commitments at the end of the year are as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

Property, plant and equipment
Contracted but not provided for	84,890	19,190
Prepaid land lease payments
Contracted but not provided for	—	240,238

	84,890	259,428

41.                       LEASE COMMITMENTS

At 31 December 2010, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

Within one year	1,549	823
In the second to fifth years inclusive	1,474	—
After five years	1,059	—

	4,082	823

Operating lease payments represent rentals payable by the Group for certain parcels of land of its factories premises. The leases are negotiated for terms ranging from four to fifteen years and do not include contingent rentals.

42.                       RELATED PARTY TRANSACTIONS

In addition to those related party transactions and balances disclosed elsewhere in the financial statements, the Group had the following transactions with its related parties during the year.

(a)

	2010	2009
	HK$’000	HK$’000
		(restated)

Agency fees paid to a related company(1)	—	21,214
Commission paid to a related company(1)	—	683
Consultancy fees paid to a related company(2)	—	517
Interest on loans from:
– directors(3)	1,161	—
– a related company(4)	323	—
Property, plant and equipment acquired from a related company(1)	—	314
Property, plant and equipment disposed to a related company(1)	—	318
Raw materials purchased from related companies(1)	—	2,500
Sales of goods to a related company(1)	—	13,590
Sales of raw and scrapped materials to related companies(1)	—	888

Notes:

(1)                       A director, Mr. WANG Fu, is the controlling equity holder of the related companies.

(2)                       The directors, Mr. LI Rubo and Mr. Emory WILLIAMS, were the controlling equity holders of the related company.

(3)                       In 2010, HK$838,000 and HK$323,000 were paid to the directors, Mr. LI Rubo and Mr. Emory WILLIAMS, respectively, as interest on loans from directors.

(4)                       A director, Mr. Emory WILLIAMS, is the controlling equity holder of the related company.

42.                       RELATED PARTY TRANSACTIONS (continued)

(b)                       The remuneration of the Company’s directors and other members of key management personnel during the year ended 2010 were as follows:

	2010	2009
	HK$’000	HK$’000
		(restated)

Short-term benefits	3,199	1,396
Post-employment benefits	46	30

	3,245	1,426

43.                       INFORMATION ABOUT THE STATEMENT OF FINANCIAL POSITION OF THE COMPANY

Information about the statement of financial position of the Company at the end of the reporting period includes:

	2010	2009
	HK$’000	HK$’000

Investments in subsidiaries	400	400
Other current assets	825,635	27,038
Bank balances and cash	13,250	3,853

Total assets	839,285	31,291

Other current liabilities	35,432	12,264
Derivative component of convertible bond	23,967	14,548
Convertible bonds	14,106	16,402

Total liabilities	73,505	43,214

Net assets/(liabilities)	765,780	(11,923)

Share capital	56,149	3,996
Reserves	709,631	(15,919)

Shareholders’ fund/(Capital deficiency)	765,780	(11,923)

44.                       EVENTS AFTER THE REPORTING PERIOD

On 5 January 2011, the Company issued 49,932,000 ordinary shares of HK$0.01 each at the price of HK$0.35 per share upon the conversion of convertible bonds of HK$17,476,200. On the same date, the Company issued

18,200,000 ordinary shares of HK$0.01 each at the price of HK$0.40 per share upon exercise of share options. Details are disclosed in the Company’s next day disclosure return dated 7 January 2011.

On 24 March 2011, the Company issued a 6-month redeemable fixed coupon promissory note with principal amount of HK$250,000,000 with an independent third party investment banker. The note bears interest on its outstanding principal amount at the simple interest rate of 8% per annum.

45.                       APPROVAL OF FINANCIAL STATEMENTS

The financial statements were approved and authorised for issue by the Board of Directors on 28 March 2011.